The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell the securities and neither is soliciting any offer to buy the securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-226056-02
Subject to Completion
Preliminary Prospectus Supplement dated February 22, 2021
PROSPECTUS SUPPLEMENT
(To prospectus dated July 2, 2018)
Florida Power & Light Company
$      Floating Rate Notes, Series due March 1, 2071

Florida Power & Light Company (“FPL”) will pay interest quarterly on the Floating Rate Notes, Series due March 1, 2071 (the “Notes”) at a rate equal to three-month LIBOR (as defined herein) minus 0.30%, subject to the provisions set forth under “Certain Terms of the Notes — Interest and Payment.” The interest rate on the Notes will be reset quarterly on March 1, June 1, September 1, and December 1 of each year, beginning June 1, 2021.
FPL may redeem some or all of the Notes at any time on or after March 1, 2051 at the redemption prices listed in this prospectus supplement, plus any accrued and unpaid interest thereon to but excluding the redemption date. The holders of the Notes may require FPL to repay some or all of the Notes beginning on March 1, 2022, on every March 1 and September 1 thereafter through and including March 1, 2032 and thereafter on March 1 of every subsequent second year through and including March 1, 2068, at the repayment prices listed in this prospectus supplement, plus any accrued and unpaid interest thereon to but excluding the redemption date.
If there is a “tax event,” FPL has the right to shorten the maturity of the Notes to the extent required so that the interest FPL pays on the Notes will be deductible for United States federal income tax purposes. On the new maturity date, FPL will pay 100% of the principal amount of the Notes, plus any accrued and unpaid interest thereon to but excluding the new maturity date.
The Notes are unsecured and unsubordinated and rank equally with other unsecured and unsubordinated indebtedness of FPL from time to time outstanding.
FPL does not intend to apply to list the Notes on a securities exchange.
See “Risk Factors” beginning on page S-1 of this prospectus supplement to read about certain factors you should consider before making an investment in the Notes.

Neither the Securities and Exchange Commission nor any other securities commission in any jurisdiction has approved or disapproved of the Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to Public	%	$
Underwriting Discount	%	$
Proceeds to FPL (before expenses)	%	$
In addition to the Price to Public set forth above, each purchaser will pay an amount equal to the interest, if any, accrued on the Notes from the date that the Notes are originally issued to the date that they are delivered to that purchaser.
The Notes are expected to be delivered in book-entry only form through The Depository Trust Company for the accounts of its participants against payment in New York, New York on or about March   , 2021.

Joint Book-Running Managers
UBS Investment BankMorgan Stanley
The date of this prospectus supplement is February      , 2021.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and in the accompanying prospectus and in any written communication from FPL or the underwriters specifying the final terms of the offering. Neither FPL nor the underwriters have authorized anyone else to provide you with additional or different information. Neither FPL nor the underwriters are making an offer of the Notes in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

Prospectus Supplement
Prospectus

S-i

RISK FACTORS
The information in this section supplements the information in the “Risk Factors” section beginning on page 1 of the accompanying prospectus.
Before purchasing the Notes, investors should carefully consider the following risk factors together with the risk factors and other information incorporated by reference or provided in the accompanying prospectus or in this prospectus supplement in order to evaluate an investment in the Notes.
Risks Relating to FPL’s Business
Regulatory, Legislative and Legal Risks
FPL’s business, financial condition, results of operations and prospects may be materially adversely affected by the extensive regulation of its business.
FPL’s operations are subject to complex and comprehensive federal, state and other regulation. This extensive regulatory framework, portions of which are more specifically identified in the following risk factors, regulates, among other things and to varying degrees, FPL’s industry, business, rates and cost structures, operation and licensing of nuclear power facilities, construction and operation of electricity generation, transmission and distribution facilities and natural gas production, natural gas, oil and other fuel transportation, processing and storage facilities, acquisition, disposal, depreciation and amortization of facilities and other assets, decommissioning costs and funding, service reliability, wholesale and retail competition, and commodities trading and derivatives transactions. In its business planning and in the management of its operations, FPL must address the effects of regulation on its business and any inability or failure to do so adequately could have a material adverse effect on its business, financial condition, results of operations and prospects.
FPL’s business, financial condition, results of operations and prospects could be materially adversely affected if it is unable to recover in a timely manner any significant amount of costs, a return on certain assets or a reasonable return on invested capital through base rates, cost recovery clauses, other regulatory mechanisms or otherwise.
FPL operates as an electric utility and is subject to the jurisdiction of the Florida Public Service Commission (“FPSC”) over a wide range of business activities, including, among other items, the retail rates charged to its customers through base rates and cost recovery clauses, the terms and conditions of its services, procurement of electricity for its customers and fuel for its plant operations, issuances of securities, and aspects of the siting, construction and operation of its generation plants and transmission and distribution systems for the sale of electric energy. The FPSC has the authority to disallow recovery by FPL of costs that it considers excessive or imprudently incurred and to determine the level of return that FPL is permitted to earn on invested capital. The regulatory process, which may be adversely affected by the political, regulatory and economic environment in Florida and elsewhere, limits or could otherwise adversely impact FPL’s earnings. The regulatory process also does not provide any assurance as to achievement of authorized or other earnings levels, or that FPL will be permitted to earn an acceptable return on capital investments it wishes to make. FPL’s business, financial condition, results of operations and prospects could be materially adversely affected if any material amount of costs, a return on certain assets or a reasonable return on invested capital cannot be recovered through base rates, cost recovery clauses, other regulatory mechanisms or otherwise.
Regulatory decisions that are important to FPL may be materially adversely affected by political, regulatory and economic factors.
The local and national political, regulatory and economic environment has had, and may in the future have, an adverse effect on FPSC decisions with negative consequences for FPL. These decisions may require, for example, FPL to cancel or delay planned development activities, to reduce or delay other planned capital expenditures or to pay for investments or otherwise incur costs that it may not be able to recover through rates, each of which could have a material adverse effect on the business, financial condition, results of operations and prospects of FPL.

FPL’s use of derivative instruments could be subject to prudence challenges and, if found imprudent, could result in disallowances of cost recovery for such use by the FPSC.
The FPSC engages in an annual prudence review of FPL’s use of derivative instruments in its risk management fuel procurement program and should it find any such use to be imprudent, the FPSC could deny cost recovery for such use by FPL. Such an outcome could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
FPL’s business, financial condition, results of operations and prospects could be materially adversely affected as a result of new or revised laws, regulations, interpretations or ballot or regulatory initiatives.
FPL’s business is influenced by various legislative and regulatory initiatives, including, but not limited to, new or revised laws, including international trade laws, regulations, interpretations or ballot or regulatory initiatives regarding deregulation or restructuring of the energy industry, regulation of the commodities trading and derivatives markets, and regulation of environmental matters, such as regulation of air emissions, regulation of water consumption and water discharges, and regulation of gas and oil infrastructure operations, as well as associated environmental permitting. Changes in the nature of the regulation of FPL’s business could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects. FPL is unable to predict future legislative or regulatory changes, initiatives or interpretations, although any such changes, initiatives or interpretations may increase costs and competitive pressures on FPL, which could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
FPL has limited competition in the Florida market for retail electricity customers. Any changes in Florida law or regulation which introduce competition in the Florida retail electricity market, such as government incentives that facilitate the installation of solar generation facilities on residential or other rooftops at below cost or that are otherwise subsidized by non-participants, or would permit third-party sales of electricity, could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects. There can be no assurance that FPL will be able to respond adequately to such regulatory changes, which could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
FPL’s over-the-counter (“OTC”) financial derivatives are subject to rules implementing certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and similar international regulations. FPL cannot predict the impact any proposed or not fully implemented final rules will have on its ability to hedge its commodity and interest rate risks or on OTC derivatives markets as a whole, but such rules and regulations could have a material adverse effect on FPL’s risk exposure, as well as reduce market liquidity and further increase the cost of hedging activities.
FPL is subject to numerous environmental laws, regulations and other standards that may result in capital expenditures, increased operating costs and various liabilities, and may require FPL to limit or eliminate certain operations.
FPL is subject to domestic environmental laws, regulations and other standards, including, but not limited to, extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality and usage, soil quality, climate change, emissions of greenhouse gases, including, but not limited to, carbon dioxide, waste management, hazardous wastes, marine, avian and other wildlife mortality and habitat protection, historical artifact preservation, natural resources, health (including, but not limited to, electric and magnetic fields from power lines and substations), safety and renewable portfolio standards, that could, among other things, prevent or delay the development of power generation, power or natural gas transmission, or other infrastructure projects, restrict or enjoin the output of some existing facilities, limit the availability and use of some fuels required for the production of electricity, require additional pollution control equipment, and otherwise increase costs, increase capital expenditures and limit or eliminate certain operations.
There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future as a result of new requirements and stricter or more expansive application of existing environmental laws and regulations.

Violations of current or future laws, rules, regulations or other standards could expose FPL to regulatory and legal proceedings, disputes with, and legal challenges by, governmental entities and third parties, and potentially significant civil fines, criminal penalties and other sanctions. Proceedings could include, without limitation, litigation regarding property damage, personal injury, common law nuisance and enforcement by citizens or governmental authorities of environmental requirements.
FPL’s business could be negatively affected by federal or state laws or regulations mandating new or additional limits on the production of greenhouse gas emissions.
Federal or state laws or regulations may be adopted that would impose new or additional limits on the emissions of greenhouse gases, including, but not limited to, carbon dioxide and methane, from electric generation units using fossil fuels like coal and natural gas. The potential effects of greenhouse gas emission limits on FPL’s electric generation units are subject to significant uncertainties based on, among other things, the timing of the implementation of any new requirements, the required levels of emission reductions, the nature of any market-based or tax-based mechanisms adopted to facilitate reductions, the relative availability of greenhouse gas emission reduction offsets, the development of cost-effective, commercial-scale carbon capture and storage technology and supporting regulations and liability mitigation measures, and the range of available compliance alternatives.
While FPL’s electric generation portfolio emits greenhouse gases at a lower rate of emissions than most of the U.S. electric generation sector, the results of operations of FPL could be materially adversely affected to the extent that new federal or state laws or regulations impose any new greenhouse gas emission limits. Any future limits on greenhouse gas emissions could:
•
create substantial additional costs in the form of taxes or emissions allowances;

•
make some of FPL’s electric generation units uneconomical to operate in the long term;

•
require significant capital investment in carbon capture and storage technology, fuel switching, or the replacement of high-emitting generation facilities with lower-emitting generation facilities; or

•
affect the availability or cost of fossil fuels.

There can be no assurance that FPL would be able to completely recover any such costs or investments, which could have a material adverse effect on its business, financial condition, results of operations and prospects.
Extensive federal regulation of the operations and business of FPL exposes FPL to significant and increasing compliance costs and may also expose it to substantial monetary penalties and other sanctions for compliance failures.
FPL’s operations and business are subject to extensive federal regulation, which generally imposes significant and increasing compliance costs on its operations and business. Additionally, any actual or alleged compliance failures could result in significant costs and other potentially adverse effects of regulatory investigations, proceedings, settlements, decisions and claims, including, among other items, potentially significant monetary penalties. As an example, under the Energy Policy Act of 2005, FPL, as an owner and operator of bulk-power transmission systems and/or electric generation facilities, is subject to mandatory reliability standards. Compliance with these mandatory reliability standards may subject FPL to higher operating costs and may result in increased capital expenditures. If FPL is found not to be in compliance with these standards, it may incur substantial monetary penalties and other sanctions. Both the costs of regulatory compliance and the costs that may be imposed as a result of any actual or alleged compliance failures could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
Changes in tax laws, guidance or policies, including but not limited to changes in corporate income tax rates, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect FPL’s business, financial condition, results of operations and prospects.
FPL’s provision for income taxes and reporting of tax-related assets and liabilities require significant judgments and the use of estimates. Amounts of tax-related assets and liabilities involve judgments and estimates of the timing and probability of recognition of income, deductions and tax credits, including, but not limited to, estimates for potential adverse outcomes regarding tax positions that have been taken and the ability to utilize tax benefit carryforwards, such as net operating loss and tax credit carryforwards. Actual income taxes could vary significantly from estimated amounts due to the future impacts of, among other things, changes in tax laws, guidance or policies, including changes in corporate income tax rates, the financial condition and results of operations of FPL, and the resolution of audit issues raised by taxing authorities. These factors, including the ultimate resolution of income tax matters, may result in material adjustments to tax-related assets and liabilities, which could materially adversely affect FPL’s business, financial condition, results of operations and prospects.
FPL’s business, financial condition, results of operations and prospects may be materially adversely affected due to adverse results of litigation.
FPL’s business, financial condition, results of operations and prospects may be materially affected by adverse results of litigation. Unfavorable resolution of legal or administrative proceedings in which FPL is involved or other future legal or administrative proceedings may have a material adverse effect on the business, financial condition, results of operations and prospects of FPL.
Development and Operational Risks
FPL’s business, financial condition, results of operations and prospects could suffer if FPL does not proceed with projects under development or is unable to complete the construction of, or capital improvements to, electric generation, transmission and distribution facilities, gas infrastructure facilities or other facilities on schedule or within budget.
FPL’s ability to proceed with projects under development and to complete construction of, and capital improvement projects for, its electric generation, transmission and distribution facilities, gas infrastructure facilities and other facilities on schedule and within budget may be adversely affected by escalating costs for materials and labor and regulatory compliance, inability to obtain or renew necessary licenses, rights-of-way, permits or other approvals on acceptable terms or on schedule, disputes involving contractors, labor organizations, land owners, governmental entities, environmental groups, Native American and aboriginal groups, lessors, joint venture partners and other third parties, negative publicity, transmission interconnection issues and other factors. If any development project or construction or capital improvement project is not completed, is delayed or is subject to cost overruns, certain associated costs may not be approved for recovery or otherwise be recoverable through regulatory mechanisms that may be available, and FPL could become obligated to make delay or termination payments or become obligated for other damages under contracts, could experience the loss of tax credits or tax incentives, or delayed or diminished returns, and could be required to write off all or a portion of its investment in the project. Any of these events could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
FPL faces risks related to project siting, financing, construction, permitting, governmental approvals and the negotiation of project development agreements that may impede its development and operating activities.
FPL owns, develops, constructs, manages and operates electric-generation and transmission facilities and natural gas transmission facilities. A key component of FPL’s growth is its ability to construct and operate generation and transmission facilities to meet customer needs. As part of these operations, FPL must periodically apply for licenses and permits from various local, state, federal and other regulatory authorities and abide by their respective conditions. Should FPL be unsuccessful in obtaining necessary licenses or permits on acceptable terms or resolving third-party challenges to such licenses or permits, should there be a delay in obtaining or renewing necessary licenses or permits or should regulatory authorities initiate any associated investigations or enforcement actions or impose related penalties or disallowances on FPL, FPL’s business, financial condition, results of operations and prospects could be materially adversely affected. Any failure to negotiate successful project development agreements for new facilities with third parties could have similar results.

The operation and maintenance of FPL’s electric generation, transmission and distribution facilities, gas infrastructure facilities, retail gas distribution system in Florida and other facilities are subject to many operational risks, the consequences of which could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
FPL’s electric generation, transmission and distribution facilities, gas infrastructure facilities, retail gas distribution system in Florida and other facilities are subject to many operational risks. Operational risks could result in, among other things, lost revenues due to prolonged outages, increased expenses due to monetary penalties or fines for compliance failures or legal claims, liability to third parties for property and personal injury damage or loss of life, a failure to perform under applicable power sales agreements or other agreements and associated loss of revenues from terminated agreements or liability for liquidated damages under continuing agreements, and replacement equipment costs or an obligation to purchase or generate replacement power at higher prices.
Uncertainties and risks inherent in operating and maintaining FPL’s facilities include, but are not limited to:
•
risks associated with facility start-up operations, such as whether the facility will achieve projected operating performance on schedule and otherwise as planned;

•
failures in the availability, acquisition or transportation of fuel or other necessary supplies;

•
the impact of unusual or adverse weather conditions and natural disasters, including, but not limited to, hurricanes, tornadoes, icing events, floods, earthquakes and droughts;

•
performance below expected or contracted levels of output or efficiency;

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breakdown or failure, including, but not limited to, explosions, fires, leaks or other major events, of equipment, transmission or distribution systems or pipelines;

•
availability of replacement equipment;

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risks of property damage, human injury or loss of life from energized equipment, hazardous substances or explosions, fires, leaks or other events, especially where facilities are located near populated areas;

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potential environmental impacts of gas infrastructure operations;

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availability of adequate water resources and ability to satisfy water intake and discharge requirements;

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inability to identify, manage properly or mitigate equipment defects in FPL’s facilities;

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use of new or unproven technology;

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risks associated with dependence on a specific type of fuel or fuel source, such as commodity price risk, availability of adequate fuel supply and transportation, and lack of available alternative fuel sources;

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increased competition due to, among other factors, new facilities, excess supply, shifting demand and regulatory changes; and

•
insufficient insurance, warranties or performance guarantees to cover any or all lost revenues or increased expenses from the foregoing.

FPL’s business, financial condition, results of operations and prospects may be negatively affected by a lack of growth or slower growth in the number of customers or in customer usage.
Growth in customer accounts and growth of customer usage each directly influence the demand for electricity and the need for additional power generation and power delivery facilities, as well as the need for energy-related commodities such as natural gas. Customer growth and customer usage are affected by a number of factors outside the control of FPL, such as mandated energy efficiency measures, demand side management requirements, and economic and demographic conditions, such as population changes, job and income growth, housing starts, new business formation and the overall level of economic activity. A lack of growth, or a decline, in the number of customers or in customer demand for electricity or natural gas and other fuels may cause FPL to fail to fully realize the anticipated benefits from significant investments and expenditures and could have a material adverse effect on FPL’s growth, business, financial condition, results of operations and prospects.
FPL’s business, financial condition, results of operations and prospects can be materially adversely affected by weather conditions, including, but not limited to, the impact of severe weather.
Weather conditions directly influence the demand for electricity and natural gas and other fuels and affect the price of energy and energy-related commodities. In addition, severe weather and natural disasters, such as hurricanes, floods, tornadoes, icing events and earthquakes, can be destructive and cause power outages and property damage, reduce revenue, affect the availability of fuel and water, and require FPL to incur additional costs, for example, to restore service and repair damaged facilities, to obtain replacement power and to access available financing sources. Furthermore, FPL’s physical plants could be placed at greater risk of damage should changes in the global climate produce unusual variations in temperature and weather patterns, resulting in more intense, frequent and extreme weather events, abnormal levels of precipitation and a change in sea level. FPL operates in the east and lower west coasts of Florida and in northwest Florida, areas that historically have been prone to severe weather events, such as hurricanes. A disruption or failure of electric generation, transmission or distribution systems or natural gas production, transmission, storage or distribution systems in the event of a hurricane, tornado or other severe weather event, or otherwise, could prevent FPL from operating its business in the normal course and could result in any of the adverse consequences described above. Any of the foregoing could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
At FPL, recovery of costs to restore service and repair damaged facilities is or may be subject to regulatory approval, and any determination by the regulator not to permit timely and full recovery of the costs incurred could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
Threats of terrorism and catastrophic events that could result from terrorism, cyberattacks, or individuals and/or groups attempting to disrupt FPL’s business, or the businesses of third parties, may materially adversely affect FPL’s business, financial condition, results of operations and prospects.
FPL is subject to the potentially adverse operating and financial effects of terrorist acts and threats, as well as cyberattacks and other disruptive activities of individuals or groups. There have been cyberattacks within the energy industry on energy infrastructure such as substations, gas pipelines and related assets in the past and there may be such attacks in the future. FPL’s generation, transmission and distribution facilities, fuel storage facilities, information technology systems and other infrastructure facilities and systems could be direct targets of, or otherwise be materially adversely affected by, such activities.
Terrorist acts, cyberattacks or other similar events affecting FPL’s systems and facilities, or those of third parties on which FPL relies, could harm FPL’s business, for example, by limiting its ability to generate, purchase or transmit power, natural gas or other energy-related commodities, by limiting its ability to bill customers and collect and process payments, and by delaying its development and construction of new generation, distribution or transmission facilities or capital improvements to existing facilities. These events, and governmental actions in response, could result in a material decrease in revenues, significant additional costs (for example, to repair assets, implement additional security requirements or maintain or acquire insurance), significant fines and penalties and reputational damage, could materially adversely affect FPL’s operations (for example, by contributing to disruption of supplies and markets for natural gas, oil and other fuels), and could impair FPL’s ability to raise capital (for example, by contributing to financial instability and lower economic activity). In addition, the implementation of security guidelines and measures has resulted in and is expected to continue to result in increased costs. Such events or actions may materially adversely affect FPL’s business, financial condition, results of operations and prospects.
The ability of FPL to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers. FPL’s insurance coverage does not provide protection against all significant losses.
Insurance coverage may not continue to be available or may not be available at rates or on terms similar to those presently available to FPL. The ability of FPL to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers. If insurance coverage is not available or obtainable on acceptable terms, FPL may be required to pay costs associated with adverse future events. FPL generally is not fully insured against all significant losses. For example, FPL is not fully insured against hurricane-related losses, but could instead seek recovery of such uninsured losses from customers subject to approval by the FPSC, to the extent losses exceed restricted funds set aside to cover the cost of storm damage. A loss for which FPL is not fully insured could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
FPL’s hedging and trading procedures and associated risk management tools may not protect against significant losses.
FPL has hedging and trading procedures and associated risk management tools, such as separate but complementary financial, credit, operational, compliance and legal reporting systems, internal controls, management review processes and other mechanisms. FPL is unable to assure that such procedures and tools will be effective against all potential risks, including, without limitation, employee misconduct. If such procedures and tools are not effective, this could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
If price movements significantly or persistently deviate from historical behavior, FPL’s risk management tools associated with its hedging and trading procedures may not protect against significant losses.
FPL’s risk management tools and metrics associated with its hedging and trading procedures, such as daily value at risk, earnings at risk, stop loss limits and liquidity guidelines, are based on historical price movements. Due to the inherent uncertainty involved in price movements and potential deviation from historical pricing behavior, FPL is unable to assure that its risk management tools and metrics will be effective to protect against material adverse effects on its business, financial condition, results of operations and prospects.
If power transmission or natural gas, nuclear fuel or other commodity transportation facilities are unavailable or disrupted, FPL’s ability to sell and deliver power or natural gas may be limited.
FPL depends upon power transmission and natural gas, nuclear fuel and other commodity transportation facilities, many of which it does not own. Occurrences affecting the operation of these facilities that may or may not be beyond FPL’s control (such as severe weather or a generation or transmission facility outage, pipeline rupture, or sudden and significant increase or decrease in wind generation) may limit or halt the ability of FPL to sell and deliver power and natural gas, or to purchase necessary fuels and other commodities, which could materially adversely impact FPL’s business, financial condition, results of operations and prospects.
FPL is subject to credit and performance risk from customers, hedging counterparties and vendors.
FPL is exposed to risks associated with the creditworthiness and performance of its customers, hedging counterparties and vendors under contracts for the supply of equipment, materials, fuel and other goods and services required for its business operations and for the construction and operation of, and for capital improvements to, its facilities. Adverse conditions in the energy industry or the general economy, as well as circumstances of individual customers, hedging counterparties and vendors, may adversely affect the ability of some customers, hedging counterparties and vendors to perform as required under their contracts with FPL.
If any hedging, vending or other counterparty fails to fulfill its contractual obligations, FPL may need to make arrangements with other counterparties or vendors, which could result in material financial losses, higher costs, untimely completion of power generation facilities and other projects, and/or a disruption of its operations. If a defaulting counterparty is in poor financial condition, FPL may not be able to recover damages for any contract breach.

FPL could recognize financial losses or a reduction in operating cash flows if a counterparty fails to perform or make payments in accordance with the terms of derivative contracts or if FPL is required to post margin cash collateral under derivative contracts.
FPL uses derivative instruments, such as swaps, options, futures and forwards, some of which are traded in the OTC markets or on exchanges, to manage its commodity and financial market risks. Any failures by FPL’s counterparties to perform or make payments in accordance with the terms of those transactions could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects. Similarly, any requirement for FPL to post margin cash collateral under its derivative contracts could have a material adverse effect on its business, financial condition, results of operations and prospects. These risks may be increased during periods of adverse market or economic conditions affecting the industry in which FPL participates.
FPL is highly dependent on sensitive and complex information technology systems, and any failure or breach of those systems could have a material adverse effect on its business, financial condition, results of operations and prospects.
FPL operates in a highly regulated industry that requires the continuous functioning of sophisticated information technology systems and network infrastructure. Despite FPL’s implementation of security measures, all of its technology systems are vulnerable to disability, failures or unauthorized access due to such activities. If FPL’s information technology systems were to fail or be breached, sensitive confidential and other data could be compromised and FPL could be unable to fulfill critical business functions.
FPL’s business is highly dependent on its ability to process and monitor, on a daily basis, a very large number of transactions, many of which are highly complex and cross numerous and diverse markets. Due to the size, scope, complexity and geographical reach of FPL’s business, the development and maintenance of information technology systems to keep track of and process information is critical and challenging. FPL’s operating systems and facilities may fail to operate properly or become disabled as a result of events that are either within, or wholly or partially outside of, its control, such as operator error, severe weather, terrorist activities or cyber incidents. Any such failure or disabling event could materially adversely affect FPL’s ability to process transactions and provide services, and its business, financial condition, results of operations and prospects.
FPL adds, modifies and replaces information systems on a regular basis. Modifying existing information systems or implementing new or replacement information systems is costly and involves risks, including, but not limited to, integrating the modified, new or replacement system with existing systems and processes, implementing associated changes in accounting procedures and controls, and ensuring that data conversion is accurate and consistent. Any disruptions or deficiencies in existing information systems, or disruptions, delays or deficiencies in the modification or implementation of new information systems, could result in increased costs, the inability to track or collect revenues and the diversion of management’s and employees’ attention and resources, and could negatively impact the effectiveness of FPL’s control environment, and/or FPL’s ability to timely file required regulatory reports.
FPL also faces the risks of operational failure or capacity constraints of third parties, including, but not limited to, those who provide power transmission and natural gas transportation services.
FPL’s retail business is subject to the risk that sensitive customer data may be compromised, which could result in a material adverse impact to its reputation and/or have a material adverse effect on the business, financial condition, results of operations and prospects of FPL.
FPL’s retail business requires access to sensitive customer data in the ordinary course of business. FPL’s retail business may also need to provide sensitive customer data to vendors and service providers who require access to this information in order to provide services, such as call center services, to the retail business. If a significant breach occurred, the reputation of FPL could be materially adversely affected, customer confidence could be diminished, or customer information could be subject to identity theft. FPL would be subject to costs associated with the breach and/or FPL could be subject to fines and legal claims, any of which may have a material adverse effect on the business, financial condition, results of operations and prospects of FPL.

FPL could recognize financial losses as a result of volatility in the market values of derivative instruments and limited liquidity in OTC markets.
FPL executes transactions in derivative instruments on either recognized exchanges or via the OTC markets, depending on management’s assessment of the most favorable credit and market execution factors. Transactions executed in OTC markets have the potential for greater volatility and less liquidity than transactions on recognized exchanges. As a result, FPL may not be able to execute desired OTC transactions due to such heightened volatility and limited liquidity.
In the absence of actively quoted market prices and pricing information from external sources, the valuation of derivative instruments involves management’s judgment and use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these derivative instruments and have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
FPL may be materially adversely affected by negative publicity.
From time to time, political and public sentiment may result in a significant amount of adverse press coverage and other adverse public statements affecting FPL. Adverse press coverage and other adverse statements, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or in legal claims. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from FPL’s business.
Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on the reputation of FPL, on the morale and performance of its employees and on its relationships with regulators. It may also have a negative impact on FPL’s ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
FPL’s business, financial condition, results of operations and prospects may be adversely affected if FPL is unable to maintain, negotiate or renegotiate franchise agreements on acceptable terms with municipalities and counties in Florida.
FPL may negotiate franchise agreements with municipalities and counties in Florida to provide electric services within such municipalities and counties, and electricity sales generated pursuant to these agreements represent a very substantial portion of FPL’s revenues. If FPL is unable to maintain, negotiate or renegotiate such franchise agreements on acceptable terms, it could contribute to lower earnings and FPL may not fully realize the anticipated benefits from significant investments and expenditures, which could adversely affect FPL’s business, financial condition, results of operations and prospects.
FPL’s business, financial condition, results of operations and prospects could be materially adversely affected by work strikes or stoppages and increasing personnel costs.
Employee strikes or work stoppages could disrupt operations and lead to a loss of revenue and customers. Personnel costs may also increase due to inflationary or competitive pressures on payroll and benefits costs and revised terms of collective bargaining agreements with union employees. These consequences could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
Nuclear Generation Risks
The operation and maintenance of FPL’s nuclear generation facilities involve environmental, health and financial risks that could result in fines or the closure of the facilities and in increased costs and capital expenditures.
FPL’s nuclear generation facilities are subject to environmental, health and financial risks, including, but not limited to, those relating to site storage of spent nuclear fuel, the disposition of spent nuclear fuel, leakage and emissions of tritium and other radioactive elements in the event of a nuclear accident or otherwise, the threat of a terrorist attack or cyber incident and other potential liabilities arising out of the ownership or operation of the facilities. FPL maintains decommissioning funds and external insurance coverage which are intended to reduce the financial exposure to some of these risks; however, the cost of decommissioning nuclear generation facilities could exceed the amount available in FPL’s decommissioning funds, and the exposure to liability and property damages could exceed the amount of insurance coverage. If FPL is unable to recover the additional costs incurred through insurance or regulatory mechanisms, its business, financial condition, results of operations and prospects could be materially adversely affected.
In the event of an incident at any nuclear generation facility in the U.S. or at certain nuclear generation facilities in Europe, FPL could be assessed significant retrospective assessments and/or retrospective insurance premiums as a result of its participation in a secondary financial protection system and nuclear insurance mutual companies.
Liability for accidents at nuclear power plants is governed by the Price-Anderson Act, which limits the liability of nuclear reactor owners to the amount of insurance available from both private sources and an industry retrospective payment plan. In accordance with this Act, FPL maintains the maximum amount of private liability insurance obtainable, and participates in a secondary financial protection system, which provides liability insurance coverage for an incident at any nuclear reactor in the U.S. Under the secondary financial protection system, FPL is subject to retrospective assessments and/or retrospective insurance premiums, plus any applicable taxes, for an incident at any nuclear reactor in the U.S. or at certain nuclear generation facilities in Europe, regardless of fault or proximity to the incident. Such assessments, if levied, could materially adversely affect FPL’s business, financial condition, results of operations and prospects.
U.S. Nuclear Regulatory Commission (“NRC”) orders or new regulations related to increased security measures and any future safety requirements promulgated by the NRC could require FPL to incur substantial operating and capital expenditures at its nuclear generation facilities and/or result in reduced revenues.
The NRC has broad authority to impose licensing and safety-related requirements for the operation and maintenance of nuclear generation facilities, the addition of capacity at existing nuclear generation facilities and the construction of new nuclear generation facilities, and these requirements are subject to change. In the event of non-compliance, the NRC has the authority to impose fines and/or shut down a nuclear generation facility, depending upon the NRC’s assessment of the severity of the situation, until compliance is achieved. Any of the foregoing events could require FPL to incur increased costs and capital expenditures, and could reduce revenues.
Any serious nuclear incident occurring at an FPL plant could result in substantial remediation costs and other expenses. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear generation facility. An incident at a nuclear facility anywhere in the world also could cause the NRC to impose additional conditions or other requirements on the industry, or on certain types of nuclear generation units, which could increase costs, reduce revenues and result in additional capital expenditures.
The inability to operate any of FPL’s nuclear generation units through the end of their respective operating licenses could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
If any of FPL’s nuclear generation facilities are not operated for any reason through the life of their respective operating licenses, FPL may be required to increase depreciation rates, incur impairment charges and accelerate future decommissioning expenditures, any of which could materially adversely affect its business, financial condition, results of operations and prospects.
FPL’s nuclear units are periodically removed from service to accommodate planned refueling and maintenance outages, and for other purposes. If planned outages last longer than anticipated or if there are unplanned outages, FPL’s results of operations and financial condition could be materially adversely affected.
FPL’s nuclear units are periodically removed from service to accommodate planned refueling and maintenance outages, including, but not limited to, inspections, repairs and certain other modifications as well as to replace equipment. In the event that a scheduled outage lasts longer than anticipated or in the event of an unplanned outage due to, for example, equipment failure, such outages could materially adversely affect FPL’s business, financial condition, results of operations and prospects.
Liquidity and Capital Requirements Risks
Disruptions, uncertainty or volatility in the credit and capital markets, among other factors, may negatively affect FPL’s ability to fund its liquidity and capital needs and to meet its growth objectives, and can also materially adversely affect its results of operations and financial condition.
FPL relies on access to capital and credit markets as significant sources of liquidity for capital requirements and other operations requirements that are not satisfied by operating cash flows. Disruptions, uncertainty or volatility in those capital and credit markets could increase FPL’s cost of capital and affect their ability to fund their liquidity and capital needs and to meet their growth objectives. If FPL is unable to access regularly the capital and credit markets on terms that are reasonable, it may have to delay raising capital, issue shorter-term securities and incur an unfavorable cost of capital, which, in turn, could adversely affect its ability to grow its business, could contribute to lower earnings and reduced financial flexibility, and could have a material adverse effect on its business, financial condition, results of operations and prospects.
FPL’s inability to maintain its current credit ratings may materially adversely affect FPL’s liquidity and results of operations, limit the ability of FPL to grow its business, and increase interest costs.
The inability of FPL to maintain its current credit ratings could materially adversely affect its ability to raise capital or obtain credit on favorable terms, which, in turn, could impact FPL’s ability to grow its business and service indebtedness and repay borrowings, and would likely increase its interest costs. In addition, certain agreements and guarantee arrangements would require posting of additional collateral in the event of a ratings downgrade. Some of the factors that can affect credit ratings are cash flows, liquidity, the amount of debt as a component of total capitalization, and political, legislative and regulatory actions. There can be no assurance that one or more of the ratings of FPL will not be lowered or withdrawn entirely by a rating agency.
FPL’s liquidity may be impaired if its credit providers are unable to fund their credit commitments to FPL or to maintain their current credit ratings.
The inability of FPL’s credit providers to fund their credit commitments or to maintain their current credit ratings could require FPL, among other things, to renegotiate requirements in agreements, find an alternative credit provider with acceptable credit ratings to meet funding requirements, or post cash collateral and could have a material adverse effect on FPL’s liquidity.
Poor market performance and other economic factors could affect NextEra Energy, Inc.’s (“NEE”) defined benefit pension plan’s funded status, which may materially adversely affect FPL’s business, financial condition, liquidity and results of operations and prospects.
NEE, FPL’s parent company, sponsors a qualified noncontributory defined benefit pension plan for substantially all employees of NEE and its subsidiaries. A decline in the market value of the assets held in the defined benefit pension plan due to poor investment performance or other factors may increase the funding requirements for this obligation.
NEE’s defined benefit pension plan is sensitive to changes in interest rates, since as interest rates decrease, the funding liabilities increase, potentially increasing benefits costs and funding requirements. Any increase in benefits costs or funding requirements may have a material adverse effect on FPL’s business, financial condition, liquidity, results of operations and prospects.
Poor market performance and other economic factors could adversely affect the asset values of FPL’s nuclear decommissioning funds, which may materially adversely affect FPL’s liquidity, financial condition and results of operations.
FPL is required to maintain decommissioning funds to satisfy its future obligations to decommission its nuclear power plants. A decline in the market value of the assets held in the decommissioning funds due to poor investment performance or other factors may increase the funding requirements for these obligations. Any increase in funding requirements may have a material adverse effect on FPL’s liquidity, financial condition and results of operations.
Widespread public health crises and epidemics or pandemics, including the novel coronavirus (COVID-19), may have material adverse impacts on FPL’s business, financial condition, liquidity and results of operations.
FPL is subject to the impacts of widespread public health crises, epidemics and pandemics, including, but not limited to, impacts on the global, national or local economy, capital and credit markets, FPL’s workforce, customers and suppliers. There is no assurance that FPL’s businesses will be able to operate without material adverse impacts depending on the nature of the public health crisis, epidemic or pandemic. Actions taken in response to such crises by federal, state and local government or regulatory agencies may have a material adverse impact on FPL’s business, financial condition, liquidity and results of operations.
The ultimate severity, duration and impact of public health crises, epidemics and pandemics cannot be predicted. Additionally, there is no assurance that vaccines or other treatments will be widely available or effective, or that the public will be willing to participate, in an effort to contain the spread of disease.
FPL is closely monitoring the global outbreak of COVID-19. At this time, FPL is unable to determine the ultimate severity or duration of the outbreak or its effects on, among other things, the global, national or local economy, the capital and credit markets, or FPL’s workforce, customers and suppliers. To date, COVID-19 has not had a material adverse impact on FPL’s business, financial condition, liquidity and results of operations.
Risks Relating to the Notes
Uncertainty relating to the calculation of the U.S. dollar London Interbank Offered Rate (“LIBOR”) and other reference rates and their potential discontinuance may materially adversely affect the value of the Notes.
National and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices which are deemed to be “reference rates.” Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. In particular, regulators have indicated that three-month U.S. dollar LIBOR is expected to be discontinued as a reference rate immediately following June 30, 2023.
At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR, other benchmarks or floating rate debt securities, including the Notes. Uncertainty as to the nature of such potential discontinuance, modification, alternative reference rates or other reforms may materially adversely affect the trading market for securities linked to such benchmarks, including the Notes. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated for the Notes to be materially different than expected.
If it is determined that LIBOR has been discontinued and an alternative reference rate for the Three-Month LIBOR Rate is used as described in “Certain Terms of the Notes — Interest and Payment,” FPL or its designee (which may be an independent financial advisor or any other designee of FPL (any of such entities, a “Designee”)) may make certain adjustments to such rate, including applying a spread thereon or with respect to the business day convention, interest determination dates and related provisions and definitions, to make such alternative reference rate comparable to the Three-Month LIBOR Rate, in a manner that is consistent with industry-accepted practices or applicable regulatory or legislative actions or guidance for such alternative reference rate. See “Certain Terms of the Notes — Interest and Payment.” Any of the specified methods of determining floating rate alternative reference rates or the permitted adjustments to such rates may result in interest payments on your Notes that are lower than or that do not otherwise correlate over time with the interest payments that would have been made on the Notes if published LIBOR continued to be available.

Other floating rate debt securities, by comparison, may be subject in similar circumstances to different procedures for the establishment of alternative reference rates. Any of the foregoing may have a material adverse effect on the amount of interest payable on your Notes, or the market liquidity and market value of your Notes.
Interest on the Notes will be calculated using a Benchmark Replacement selected by FPL (or its Designee) if a Benchmark Transition Event occurs.
As described in detail in the section “Certain Terms of the Notes — Interest and Payment — Effect of Benchmark Transition Event” (the “benchmark transition provisions”), if during the term of the Notes, FPL (or its Designee) determines that a Benchmark Transition Event (as defined in the benchmark transition provisions) and its related Benchmark Replacement Date (as defined in the benchmark transition provisions) have occurred with respect to LIBOR (or the then-current Benchmark, as applicable), FPL (or its Designee) in its sole discretion will select a Benchmark Replacement (as defined in the benchmark transition provisions) as the base rate in accordance with the benchmark transition provisions. The Benchmark Replacement will include a spread adjustment and technical, administrative or operational changes described in the benchmark transition provisions may be made to the interest rate determination as determined by FPL (or its Designee) in its sole discretion.
The interests of FPL (or its Designee) in making the determinations described above may be adverse to your interests as a holder of the Notes. The selection of a Benchmark Replacement, and any decisions made by FPL (or its Designee) in connection with implementing a Benchmark Replacement with respect to the Notes, could result in adverse consequences to the applicable interest rate on the Notes, which could adversely affect the return on, value of and market for such securities. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to LIBOR or that any Benchmark Replacement will produce the economic equivalent of LIBOR.
The Secured Overnight Financing Rate (“SOFR”) is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the Notes.
If a Benchmark Transition Event and its related Benchmark Replacement Date occur, then the rate of interest on the Notes will be determined using SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date also occur with respect to the Benchmark Replacements that are linked to SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of SOFR, references to SOFR-linked notes or debt securities mean the Notes at any time when the rate of interest on those notes or debt securities is or will be determined based on SOFR.
The Benchmark Replacements specified in the benchmark transition provisions include Term SOFR, a forward-looking term rate which will be based on the Secured Overnight Financing Rate. Term SOFR is currently being developed under the sponsorship of the Federal Reserve Bank of New York, and there is no assurance that the development of Term SOFR will be completed. If a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to LIBOR and, at that time, a form of Term SOFR has not been selected or recommended by the Federal Reserve Board, the Federal Reserve Bank of New York, a committee thereof or successor thereto, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the amount of interest payable on the Notes for the next applicable interest period and all subsequent interest periods (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next available Benchmark Replacement).
These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (as defined in the benchmark transition provisions) (such as the Alternative Reference Rates Committee of the Federal Reserve Bank of New York), (ii) the International Swaps and Derivatives Association, Inc., or (iii) in certain circumstances, FPL (or its Designee). In addition, the benchmark transition provisions expressly authorize FPL (or its Designee) to make Benchmark Replacement Conforming Changes (as defined in the benchmark transition provisions) with respect to, among other things, the determination of interest periods and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment (as defined in the benchmark transition provisions), and any implementation of Benchmark Replacement

Conforming Changes, could result in adverse consequences to the amount of interest payable on the Notes, which could adversely affect the return on, value of and market for the Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.
The Federal Reserve Bank of New York began to publish SOFR in April 2018. Although the Federal Reserve Bank of New York has also begun publishing historical indicative SOFR going back to 2014, such prepublication historical data inherently involves assumptions, estimates and approximations. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on and value of SOFR-linked debt securities may fluctuate more than floating rate debt securities that are linked to less volatile rates.
Also, since SOFR is a relatively new market index, SOFR-linked debt securities may have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the Notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the Notes, the trading price of those securities may be lower than those of debt securities linked to rates that are more widely used. Debt securities indexed to SOFR may not be able to be sold or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.
The Federal Reserve Bank of New York notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to you as a holder of Notes. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may adversely affect the return on, value of and market for the Notes.
FLORIDA POWER & LIGHT COMPANY
FPL is a rate-regulated electric utility engaged primarily in the generation, transmission, distribution and sale of electric energy in Florida. FPL is the largest electric utility in the state of Florida and one of the largest electric utilities in the U.S. At December 31, 2020, FPL had approximately 28,400 megawatts of net generating capacity, approximately 76,200 circuit miles of transmission and distribution lines and 673 substations. FPL provides service to its electric customers through integrated transmission and distribution systems that link its generation facilities to its customers.
On January 1, 2021, FPL and Gulf Power Company (“Gulf Power”) merged, with FPL as the surviving entity (the “Merger”). However, FPL will continue to be regulated as two separate ratemaking entities in the former service areas of FPL and Gulf Power until the FPSC approves consolidation of the FPL and Gulf Power rates and tariffs. Following the merger, FPL now serves more than 11 million people through more than 5.6 million customer accounts. FPL’s service area covers most of the east and lower west coasts of Florida and eight counties throughout northwest Florida. FPL, which was incorporated under the laws of Florida in 1925, is a wholly-owned subsidiary of NEE.
FPL’s principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number (561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408- 0420.

USE OF PROCEEDS
The information in this section supplements the information in the “Use of Proceeds” section on page 1 of the accompanying prospectus. Please read these two sections together.
FPL will add the net proceeds from the sale of the Notes, which are expected to be approximately $      (after deducting the underwriting discount and other offering expenses), to its general funds. FPL intends to use its general funds for general corporate purposes, including the repayment of a portion of FPL’s outstanding commercial paper obligations. As of February 19, 2021, FPL had $1.536 billion of outstanding commercial paper obligations which had maturities of up to 32 days and which had annual interest rates ranging from 0.10% to 0.20%. FPL will temporarily invest in short-term instruments any proceeds that are not immediately used for these purposes.

CONSOLIDATED CAPITALIZATION OF FPL AND SUBSIDIARIES
The following table shows FPL’s consolidated capitalization as of December 31, 2020, and as adjusted to reflect the issuance of the Notes and the other transaction described below. This table, which is presented in this prospectus supplement solely to provide limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus.
		Adjusted(a)
	December 31, 2020	Amount	Percent
	(In Millions)
Common shareholder’s equity	$23,740	$	%
Long-term debt (excluding current maturities)	15,622
Total capitalization	$39,362	$	100.0%

(a)
To give effect only to (i) the issuance of the Notes offered by this prospectus supplement and (ii) a capital contribution of $35 million in January 2021 from NEE. Adjusted amounts do not reflect the addition of any premiums or deduction of any discounts or debt issuance costs in connection with the issuance of the Notes. Adjusted amounts do not give effect to the Merger. Adjusted amounts also do not reflect any possible additional borrowings or issuance and sale of additional securities by FPL and its subsidiaries from time to time after the date of this prospectus supplement.

CERTAIN TERMS OF THE NOTES
The information in this section supplements the information in the “Description of Senior Debt Securities” section beginning on page 12 of the accompanying prospectus. Please read these two sections together.
General.   FPL will issue $      aggregate principal amount of the Notes under an indenture, dated as of November 1, 2017, referred to in this prospectus supplement as the “Indenture,” between FPL and The Bank of New York Mellon, as indenture trustee, and referred to in this prospectus supplement as the “Indenture Trustee.” An officer’s certificate will supplement the Indenture and create the specific terms of the Notes. The Indenture provides for the issuance from time to time of debentures, notes or other senior debt by FPL in an unlimited amount.
The Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.
The Indenture Trustee will initially be the security registrar and the paying agent for the Notes. All transactions with respect to the Notes, including registration, transfer and exchange of the Notes, will be handled by the security registrar at an office in New York City designated by FPL. FPL has initially designated the corporate trust office of the Indenture Trustee as that office. In addition, holders of the Notes should address any notices to FPL regarding the Notes to that office. FPL will notify holders of the Notes of any change in the location of that office.
FPL may from time to time, without notice to, or the consent of any existing holders of the Notes, create and issue additional Notes. Such additional Notes will have the same terms as the previously-issued Notes except for the issue date and, if applicable, the initial interest payment date. The additional Notes will be consolidated and form a single series with the previously-issued Notes.
Interest and Payment.   FPL will pay interest quarterly on the Notes at the Three-Month LIBOR Rate minus 30 basis points (0.30%) (negative 0.30%, the “Margin”), reset quarterly, subject to the provisions set forth below. In no event shall the interest rate be less than 0.00%. The Notes will mature on March 1, 2071. The interest rate for the initial interest period for the Notes will be determined as described below on February      , 2021. FPL will pay interest on the Notes on March 1, June 1, September 1 and December 1 of each year, each such date referred to as an “Interest Payment Date,” and also a “LIBOR Rate Reset Date,” until maturity or earlier redemption. The first Interest Payment Date and first LIBOR Rate Reset

Date will be June 1, 2021. The record date for interest payable on any Interest Payment Date shall be the close of business on (1) the business day immediately preceding such Interest Payment Date so long as all of the Notes remain in book-entry only form or (2) the 15th calendar day immediately preceding such Interest Payment Date if any of the Notes do not remain in book-entry only form. See “— Book-Entry Only Issuance.” Interest on the Notes will accrue from and including the date of original issuance to but excluding the first Interest Payment Date. Starting on the first Interest Payment Date, interest on each Note will accrue from and including the last Interest Payment Date to which FPL has paid, or duly provided for the payment of, interest on that Note to but excluding the next succeeding Interest Payment Date. No interest will accrue on a Note for the day that the Note matures.
The Notes will bear interest for each interest period at a rate determined by the Calculation Agent, except as set forth below. Promptly upon determination, the Calculation Agent will inform the Indenture Trustee and FPL, or, in certain circumstances described below, FPL or its Designee will inform the Indenture Trustee, of the interest rate for the next interest period.
The interest rate in effect on any LIBOR Rate Reset Date will be the applicable interest rate as reset on that date and the interest rate applicable to any other day will be the interest rate as reset on the immediately preceding LIBOR Rate Reset Date (or, in the case of any day preceding the first LIBOR Rate Reset Date, the interest rate determined as described below on February      , 2021). The amount of interest payable for any interest period on the Notes will be determined by FPL and will be computed by multiplying the floating rate for that interest period by a fraction, the numerator of which will be the actual number of days elapsed during that interest period (determined by including the first day of the interest period and excluding the last day), and the denominator of which will be 360, and by multiplying the result by the aggregate principal amount of the Notes. The interest rate for any interest period will at no time be higher than the maximum rate then permitted by applicable law.
If an Interest Payment Date, other than a redemption date, repayment date or the maturity date of the Notes, falls on a day that is not a business day, the Interest Payment Date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding business day. Also, if a redemption date, repayment date or the maturity date of the Notes falls on a day that is not a business day, then payment of the interest or principal payable on that date will be made on the next succeeding day which is a business day, and no interest will be paid or other payment made in respect of such delay. A “business day” is any day that is not a Saturday, a Sunday, or a day on which banking institutions or trust companies in New York City are generally authorized or required by law or executive order to remain closed.
If any LIBOR Rate Reset Date falls on a day that is not a business day, the LIBOR Rate Reset Date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding business day.
Determining the Floating Rate.   The “Three-Month LIBOR Rate” for each interest period beginning on a LIBOR Rate Reset Date, or February      , 2021 in the case of the initial interest period, means the rate determined in accordance with the following provisions:
(1)
On the related LIBOR Interest Determination Date, the Calculation Agent will determine the Three-Month LIBOR Rate, which will be the rate for deposits in U.S. Dollars having an index maturity of three months which appears on the Bloomberg L.P. page “BBAM” (or on such other page as may replace the Bloomberg L.P. page “BBAM” on that service), or, if on such interest determination date, the three-month LIBOR does not appear or is not available on the designated Bloomberg L.P. page “BBAM” (or on such other page as may replace the Bloomberg L.P. page “BBAM” on that service), the Reuters Page LIBOR01 (or such other page as may replace the Reuters Page LIBOR01 on that service), as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.

(2)
If the Three-Month LIBOR Rate cannot be determined as described above on the LIBOR Interest Determination Date, the Calculation Agent will request the principal London offices of four major reference banks in the London Inter-Bank Market selected by FPL to provide it with their offered quotations for deposits in U.S. Dollars for the period of three months, beginning on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount of not less than $1,000,000. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by FPL for loans in U.S. Dollars to leading European banks, having a three-month maturity and in a principal amount of not less than $1,000,000. If the banks selected by FPL are not providing quotations in the manner described by this paragraph, the rate for the interest period following the LIBOR Interest Determination Date will be the rate already in effect on that LIBOR Interest Determination Date.
Notwithstanding clause (1) and clause (2) in the preceding paragraph, if FPL (or its Designee) determines on or prior to the relevant LIBOR Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date (each, as defined herein) have occurred with respect to three-month LIBOR (or the then-current Benchmark, as applicable), then the provisions set forth below under “Effect of Benchmark Transition Event,” which are referred to as the benchmark transition provisions, will thereafter apply to all determinations of the rate of interest payable on the Notes. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period will be an annual rate equal to the sum of the Benchmark Replacement (as defined herein) and the Margin specified in this prospectus supplement. However, if FPL (or its Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, but for any reason the Benchmark Replacement has not been determined as of the relevant LIBOR Interest Determination Date, the interest rate for the applicable interest period will be equal to the interest rate for the immediately preceding interest period, as determined by FPL (or its Designee).
All percentages resulting from any calculation of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 3.876545% (or .03876545) being rounded to 3.87655% (or .0387655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). Any percentage resulting from any calculation of any interest rate for the Notes less than 0.00% will be deemed to be 0.00% (or .0000).
“Calculation Agent” means a banking institution or trust company appointed by FPL to act as calculation agent, initially The Bank of New York Mellon.
“LIBOR Business Day” means any day on which dealings in deposits in U.S. Dollars are transacted in the London Inter-Bank Market.
“LIBOR Interest Determination Date” means (i) the second LIBOR Business Day preceding each LIBOR Rate Reset Date or (ii) February      , 2021 in the case of the initial interest period.
Absent willful misconduct, bad faith or manifest error, the calculation of the applicable interest rate for each interest period by the Calculation Agent, or in certain circumstances described below, by FPL or its Designee will be final and binding on FPL, the Indenture Trustee, and the holders of the Notes. The holders of the Notes may obtain the interest rate for the current and preceding interest periods by writing the Indenture Trustee at The Bank of New York Mellon, Attn: Corporate Trust Administration, 240 Greenwich Street, New York, New York 10286.
In no event shall the Calculation Agent be responsible for determining any substitute for three-month LIBOR, or for making any adjustments to any alternative benchmark or spread thereon, the business day convention, interest determination dates or any other relevant methodology for calculating any such substitute or successor benchmark. In connection with the foregoing, the Calculation Agent will be entitled to conclusively rely on any determinations made by FPL or its Designee and will have no liability for such actions taken at the direction of FPL.

Any determination, decision or election that may be made by FPL or its Designee in connection with a Benchmark Transition Event or a Benchmark Replacement, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in FPL’s or its Designee’s sole discretion, and, notwithstanding anything to the contrary in the transaction documents, will become effective without consent from any other party. Neither the Indenture Trustee nor the Calculation Agent will have any liability for any determination made by or on behalf of FPL or its Designee in connection with a Benchmark Transition Event or a Benchmark Replacement.
Effect of Benchmark Transition Event.
Benchmark Replacement.   If FPL (or its Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.
Benchmark Replacement Conforming Changes.   In connection with the implementation of a Benchmark Replacement, FPL (or its Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.
Decisions and Determinations.   Any determination, decision or election that may be made by FPL (or its Designee) pursuant to this subsection “Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in FPL’s (or its Designee’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Notes, shall become effective without consent from the holders of the Notes or any other party.
Certain Defined Terms.   As used in this subsection “Effect of Benchmark Transition Event”:
“Benchmark” means, initially, the Three-Month LIBOR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Three-Month LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if FPL (or its Designee) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by FPL (or its Designee) as of the Benchmark Replacement Date:
(1)
the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)
the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)
the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)
the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(5)
the sum of: (a) the alternate rate of interest that has been selected by FPL (or its Designee) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by FPL (or its Designee) as of the Benchmark Replacement Date:
(1)
the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)
if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)
the spread adjustment (which may be a positive or negative value or zero) that has been selected by FPL (or its Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

The Benchmark Replacement Adjustment shall not include the Margin specified in this prospectus supplement and such Margin shall be applied to the Benchmark Replacement to determine the interest payable on the Notes.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters) that FPL (or its Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if FPL (or its Designee) decides that adoption of any portion of such market practice is not administratively feasible or if FPL (or its Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as FPL (or its Designee) determines is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)
in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)
in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)
a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)
a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the

Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(3)
a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by FPL (or its Designee) in accordance with:
(1)
the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2)
if, and to the extent that, FPL (or its Designee) determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by FPL (or its Designee) giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the Margin specified in this prospectus supplement.
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is the Three-Month LIBOR Rate, 11:00 a.m., London time, on the LIBOR Interest Determination Date, and (2) if the Benchmark is not the Three-Month LIBOR Rate, the time determined by FPL (or its Designee) in accordance with the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
Optional Redemption.   On or after March 1, 2051, FPL may redeem some or all of the Notes, at its option, at any time or from time to time, in amounts of $1,000 or any multiple of $1,000 in excess thereof, at the following redemption prices (in each case expressed as a percentage of the principal amount), if redeemed during the six-month periods beginning on March 1 or September 1 of any of the following years (each a “Redemption Date”):
Redemption Date	Price
March 1, 2051	105.00%
September 1, 2051	105.00%
March 1, 2052	104.50%
September 1, 2052	104.50%
March 1, 2053	104.00%
September 1, 2053	104.00%
March 1, 2054	103.50%
September 1, 2054	103.50%
March 1, 2055	103.00%
September 1, 2055	103.00%
March 1, 2056	102.50%
September 1, 2056	102.50%
March 1, 2057	102.00%
September 1, 2057	102.00%
March 1, 2058	101.50%
September 1, 2058	101.50%
March 1, 2059	101.00%
September 1, 2059	101.00%
March 1, 2060	100.50%
September 1, 2060	100.50%
March 1, 2061	100.00%
and thereafter at 100% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the redemption date.
FPL will give notice of its intent to redeem some or all of the Notes at least 10 but no more than 60 days prior to a Redemption Date.
If FPL at any time elects to redeem some but not all of the Notes, the Indenture Trustee will select the particular Notes (or portions of the Notes in multiples of $1,000) to be redeemed by lot. However, if the Notes are solely registered in the name of Cede & Co. and traded through The Depository Trust Company, or “DTC,” then DTC will select the Notes to be redeemed in accordance with its practices as described below in “— Book-Entry Only Issuance.”
If, at the time notice of redemption is given, the redemption moneys are not on deposit with the Indenture Trustee, then, if such notice so provides, the redemption shall be subject to the receipt of the redemption moneys on or before the Redemption Date and such notice of redemption shall be of no force or effect unless such moneys are received.

Repayment at Option of a Holder.   The Notes will be repayable at the option of a holder of the Notes, in whole or in part, on the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount) set forth in the following table:
Repayment Date	Price
March 1, 2022	98.00%
September 1, 2022	98.00%
March 1, 2023	98.00%
September 1, 2023	98.00%
March 1, 2024	98.00%
September 1, 2024	98.00%
March 1, 2025	98.00%
September 1, 2025	98.00%
March 1, 2026	98.00%
September 1, 2026	99.00%
March 1, 2027	99.00%
September 1, 2027	99.00%
March 1, 2028	99.00%
September 1, 2028	99.00%
March 1, 2029	99.00%
September 1, 2029	99.00%
March 1, 2030	99.00%
September 1, 2030	99.00%
March 1, 2031	99.00%
September 1, 2031	99.00%
March 1, 2032	100.00%
and on March 1 of every second year thereafter, through and including March 1, 2068, at 100% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the repayment date.
In order for a Note to be repaid at the option of a holder, the Indenture Trustee must receive, at least 30 but not more than 60 days before the optional repayment date,
(1)
the Note with the form entitled “Option to Elect Repayment” on the reverse of the Note duly completed or

(2)
a facsimile transmission or a letter from a member of a national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United States which must set forth:

•
the name of the holder of the Note;

•
the principal amount of the Note;

•
the principal amount of the Note to be repaid;

•
the certificate number or a description of the tenor and terms of the Note; and

•
a statement that the option to elect repayment is being exercised and a guarantee that the Note to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Note, will be received by the Indenture Trustee not later than the fifth business day after the date of that facsimile transmission or letter.

The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be in an authorized denomination. With respect to Notes registered in the name of Cede & Co. and traded through DTC, see “— Book-Entry Only Issuance.”
Conditional Right to Shorten Maturity.   FPL intends to deduct interest paid on the Notes for United States federal income tax purposes. There have been proposed tax law changes in the past that, among other things, would have prohibited an issuer from being able to deduct some or all of the interest payments on debt instruments such as the Notes. FPL cannot assure you that similar legislation affecting FPL’s ability to deduct interest paid on the Notes will not be enacted in the future or that any such legislation would not affect the Notes. As a result, FPL cannot assure you that a tax event (as defined below) will not occur.
If a tax event occurs, FPL will have the right to shorten the maturity of the Notes, without the consent of the holders of the Notes,
•
to the minimum extent required, in the opinion of nationally recognized independent tax counsel, so that, after shortening the maturity, interest paid on the Notes will be deductible for United States federal income tax purposes or

•
if that counsel cannot opine definitively as to such a minimum period, the minimum extent so required to maintain FPL’s interest deduction,

in each case, to the extent deductible under current law, as determined in good faith by FPL’s board of directors, after receipt of an opinion of that counsel regarding the applicable legal standards. In that case, the amount payable on the Notes on that new maturity date will be equal to 100% of the principal amount of the Notes, together with any accrued and unpaid interest thereon to but excluding that new maturity date. FPL cannot assure you that it would not exercise its right to shorten the maturity of the Notes if a tax event occurs or as to the period that the maturity would be shortened. If FPL elects to exercise its right to shorten the maturity of the Notes when a tax event occurs, FPL will give notice to each holder of the Notes not more than 60 days after the occurrence of the tax event, stating the new maturity date of the Notes. If the Notes are solely registered in the name of Cede & Co. and traded through DTC, then such notice will be delivered to DTC, and transmitted by DTC in accordance with its practices as described below in “— Book-Entry Only Issuance.”
FPL believes that the Notes should constitute indebtedness for United States federal income tax purposes under current law and, in that case, an exercise of its right to shorten the maturity of the Notes upon a tax event should not be a taxable event to holders for those purposes. Prospective investors should be aware, however, that FPL’s exercise of its right to shorten the maturity of the Notes would be a taxable exchange to holders for United States federal income tax purposes if the Notes are treated as equity for United States federal income tax purposes before the maturity of the Notes is shortened, and as debt for such purposes after the maturity of the Notes is shortened for those purposes.
“Tax event” means that FPL shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of:
•
any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States;

•
any judicial decision, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or

•
any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, occurring on or after the date of this prospectus supplement, there is more than an insubstantial increase in the risk that interest paid by FPL on the Notes is not, or will not be, deductible, in whole or in part, by FPL for United States federal income tax purposes.

Notes Used as Qualified Replacement Property.   Prospective investors seeking to treat the Notes as “qualified replacement property” for purposes of deferring gain upon the investors’ sale of  “qualified securities” under section 1042 of the Internal Revenue Code of 1986, as amended, should be aware that section 1042 requires the issuer to meet certain requirements in order for the Notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic operating corporation
•
that did not, for the taxable year preceding the taxable year in which such security was purchased, have “passive investment income” for purposes of section 1042 in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the “Passive Income Test”) and

•
that did not itself  (or have a controlled group member) issue the qualified securities.

For purposes of the Passive Income Test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation when computing the amount of passive investment income for purposes of section 1042.
FPL believes that it qualifies as a domestic operating corporation within the meaning of section 1042 and that it meets the Passive Income Test, as determined under section 1042, for the taxable year ended December 31, 2020. In making this determination, FPL has made certain assumptions and used procedures which it believes are reasonable. FPL cannot give any assurance as to whether it will continue to qualify as a domestic operating corporation or meet the Passive Income Test. In addition, it is possible that the Internal Revenue Service may disagree with the manner in which FPL determined whether it meets the Passive Income Test for the taxable year ended December 31, 2020 or the conclusions reached in this discussion. Prospective purchasers of the Notes should consult with their own tax advisors with respect to these and other tax matters relating to the Notes.
Security and Ranking.   The Notes will be unsecured obligations of FPL. The Indenture does not limit FPL’s ability to provide security with respect to other debentures, notes or other senior debt of FPL issued under the Indenture (which, together with the Notes, are collectively referred to as the “Senior Debt Securities”). All Senior Debt Securities issued under the Indenture will rank equally and ratably with all other Senior Debt Securities issued under the Indenture, except to the extent that FPL elects to provide security with respect to any Senior Debt Security (other than the Notes) without providing that security to all outstanding Senior Debt Securities in accordance with the Indenture. The Notes will rank senior to any debt securities of FPL that are expressly subordinated by their terms. The Senior Debt Securities will effectively rank junior to FPL’s first mortgage bonds, which are secured by a lien on substantially all of the properties and franchises that FPL owns. As of December 31, 2020, FPL had approximately $13.1 billion of first mortgage bonds outstanding under its Mortgage and Deed of Trust, dated as of January 1, 1944 (the “1944 Mortgage”). As of December 31, 2020, FPL could have issued under the 1944 Mortgage in excess of $18.4 billion of additional first mortgage bonds based on unfunded Property Additions (as defined in the accompanying prospectus) and $6.6 billion of additional first mortgage bonds based on retired first mortgage bonds. The Indenture does not limit the aggregate amount of indebtedness that FPL may issue, guarantee or otherwise incur.
Book-Entry Only Issuance.   The Notes will trade through DTC. The Notes will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the Notes, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the Indenture Trustee as custodian for DTC.
DTC is a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who clear through or maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the Securities and Exchange Commission.
Purchases of the Notes within the DTC system must be made through participants, who will receive a credit for the Notes on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased Notes. Transfers of ownership in the Notes are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their Notes, except if use of the book-entry system for the Notes is discontinued.
To facilitate subsequent transfers, all Notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the participants to whose accounts such Notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults and proposed amendments to the Indenture. Beneficial owners of the Notes may wish to ascertain that the nominee holding the Notes has agreed to obtain and transmit notices to the beneficial owners.
Redemption notices will be sent to Cede & Co., as registered holder of the Notes. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the Notes of each participant to be redeemed.
Neither DTC nor Cede & Co. will itself consent or vote with respect to Notes, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to FPL as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Notes are credited on the record date. FPL believes that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Notes.
Payments of redemption proceeds, principal of, and interest on the Notes will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from FPL or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the Indenture Trustee or FPL, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is the responsibility of FPL. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.
Except as provided in this prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Notes.
A beneficial owner shall give notice to elect to have its Notes repaid, through its participant, to the Indenture Trustee, and shall effect delivery of such Notes by causing the participant to transfer the interest in the Notes, on DTC’s records, to the Indenture Trustee. The requirement for physical delivery of the Notes in connection with a repayment of the Notes at the option of a holder will be deemed satisfied when the ownership rights in the Notes are transferred by participants on DTC’s records and followed by a book-entry credit of the Notes to the Indenture Trustee’s DTC account.
DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to FPL. In the event no successor securities depositary is obtained, certificates for the Notes will be printed and delivered. FPL may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, FPL may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the Notes. In that event, certificates for such Notes will be printed and delivered. If certificates for Notes are printed and delivered,
•
the Notes will be issued in fully registered form without coupons;

•
a holder of certificated Notes would be able to exchange those Notes, without charge, for an equal aggregate principal amount of the Notes of the same series, having the same issue date and with identical terms and provisions; and

•
a holder of certificated Notes would be able to transfer those Notes without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that FPL believes to be reliable, but none of FPL, the underwriters or the Indenture Trustee takes any responsibility for the accuracy of this information.

UNDERWRITING
The information in this section supplements the information in the “Plan of Distribution” section beginning on page 21 of the accompanying prospectus. Please read these two sections together.
FPL is selling the Notes to the underwriters named in the table below pursuant to an underwriting agreement between FPL and the underwriters named below. Subject to certain conditions, FPL has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite that underwriter’s name in the table below:
Underwriter	Principal Amount of Notes
UBS Securities LLC	$
Morgan Stanley & Co. LLC
Total	$
Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Notes when and if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitment of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Notes to the public when and if the underwriters buy the Notes from FPL.
FPL will compensate the underwriters by selling the Notes to them at a price that is less than the price to public set forth on the cover page of this prospectus supplement by the amount of the “Underwriting Discount” set forth in the table below. The underwriters will sell the Notes to the public at the price to public and may sell the Notes to certain dealers at a price that is less than the price to public by no more than the amount of the “Initial Dealers’ Concession” set forth in the table below. The underwriters and such dealers may sell the Notes to certain other dealers at a price that is less than the price to public by no more than the amounts of the “Initial Dealers’ Concession” and the “Reallowed Dealers’ Concession” set forth in the table below.
(expressed as a percentage of principal amount)
Underwriting Discount	%
Initial Dealers’ Concession	%
Reallowed Dealers’ Concession	%
An underwriter may reject any or all offers for the Notes. After the initial public offering of the Notes, the underwriters may change the offering price and other selling terms of the Notes.
New Issue
The Notes are a new issue of securities with no established trading market. FPL does not intend to apply to list the Notes on a securities exchange. The underwriters have advised FPL that they intend to make a market in the Notes but are not obligated to do so and may discontinue such market-making activities at any time without notice. FPL cannot give any assurance as to the maintenance of any trading market for, or the liquidity of, the Notes. The availability and liquidity of a trading market for the Notes may also be affected to the extent purchasers treat the Notes as qualified replacement property.
Price Stabilization and Short Positions
In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment includes syndicate sales of the Notes in excess of the principal amount of the Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of the Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.
The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim an initial dealers’ concession from a syndicate member when any of the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchases the Notes originally sold by that syndicate member.
Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Expenses and Indemnification
FPL estimates that its expenses in connection with the sale of the Notes, other than underwriting discounts, will be approximately $500,000. This estimate includes expenses relating to printing, rating agency fees, trustee’s fees and legal fees, among other expenses.
FPL has agreed to indemnify the several underwriters against, or to contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.
Certain Relationships
The underwriters and their respective affiliates may engage in transactions with, and may perform services for, FPL and its affiliates in the ordinary course of business and have engaged, and may engage in the future, in commercial banking and/or investment banking transactions with FPL and its affiliates.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of FPL or its affiliates. If any of the underwriters or their affiliates have a lending relationship with FPL, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to FPL consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in FPL’s securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

PROSPECTUS
Florida Power & Light Company
Preferred Stock,
Warrants,
First Mortgage Bonds,
Senior Debt Securities
and
Subordinated Debt Securities

Florida Power & Light Company may offer any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized from time to time. This prospectus may also be used by a selling securityholder of the securities described herein.
Florida Power & Light Company will provide specific terms of the securities, including the offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.
Florida Power & Light Company may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section beginning on page 21 of this prospectus also provides more information on this topic.
See “Risk Factors” beginning on page 1 of this prospectus to read about certain factors you should consider before purchasing any of the securities being offered.
Florida Power & Light Company’s principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408-0420, telephone number (561) 694-4000, and their mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
July 2, 2018

i

About this Prospectus
This prospectus is part of a registration statement that Florida Power & Light Company (“FPL”) and certain of its affiliates have filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process.
Under this shelf registration process, FPL may issue and sell any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized by the board of directors of FPL. FPL may offer any of the following securities: preferred stock, warrants to purchase preferred stock, first mortgage bonds, senior debt securities and subordinated debt securities.
This prospectus provides you with a general description of the securities that FPL may offer. Each time FPL sells securities, FPL will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will be discussed in the applicable prospectus supplement if necessary. The applicable prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
For more detailed information about the securities, please read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference from earlier SEC filings listed in the registration statement.
Risk Factors
Before purchasing the securities, investors should carefully consider the risk factors described in FPL’s annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, together with the other information incorporated by reference or provided in this prospectus or in a related prospectus supplement in order to evaluate an investment in the securities.
Florida Power & Light Company
FPL is a rate-regulated electric utility engaged primarily in the generation, transmission, distribution and sale of electric energy in Florida. FPL is the largest electric utility in the state of Florida and one of the largest electric utilities in the U.S. At December 31, 2017, FPL had approximately 26,600 megawatts of net generating capacity, approximately 75,000 circuit miles of transmission and distribution lines and approximately 620 substations. FPL provides service to its customers through an integrated transmission and distribution system that links its generation facilities to its customers. At December 31, 2017, FPL served approximately ten million people through nearly five million customer accounts. FPL’s service territory covers most of the east and lower west coasts of Florida. FPL, which was incorporated under the laws of Florida in 1925, is a wholly-owned subsidiary of NextEra Energy, Inc. (“NEE”).
FPL’s principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number (561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.
Use of Proceeds
Unless otherwise stated in a prospectus supplement, FPL will add the net proceeds from the sale of its securities to its general funds. FPL uses its general funds for corporate purposes, including to repay short-term borrowings, to repay, redeem or repurchase outstanding debt and to finance the acquisition or construction of additional electric facilities and capital improvements to and maintenance of existing facilities. FPL may temporarily invest any proceeds that it does not need to use immediately in short-term instruments.

Consolidated Ratio of Earnings to Fixed Charges and Ratio of Earnings
to Combined Fixed Charges and Preferred Stock Dividends
The following table shows FPL’s consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred stock dividends for each of its last five fiscal years:
Years Ended December 31,
2017	2016	2015	2014	2013
6.76	6.63	6.45	6.21	5.84
FPL’s consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2018 was 5.17.
Where You Can Find More Information
FPL files annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by FPL with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.
In addition, the SEC maintains an internet website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including FPL. FPL also maintains an internet website (www.fpl.com). Information on FPL’s internet website is not a part of this prospectus.
Incorporation by Reference
The SEC allows FPL to “incorporate by reference” information that FPL files with the SEC, which means that FPL may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in any subsequently filed document which also is or is deemed to be incorporated in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. FPL is incorporating by reference the documents listed below and any future filings FPL makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus (other than any documents, or portions of documents, not deemed to be filed) until FPL sells all of the securities covered by the registration statement:
(1)
FPL’s Annual Report on Form 10-K for the year ended December 31, 2017,

(2)
FPL’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, and

(3)
FPL’s Current Reports on Form 8-K filed with the SEC on February 28, 2018, May 8, 2018 and June 15, 2018.

You may request a copy of these documents, at no cost to you, by writing or calling Thomas P. Giblin, Jr., Esq., Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, (212) 309-6000. FPL will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.
Forward-Looking Statements
In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, FPL is herein filing cautionary statements identifying important factors that could cause FPL’s actual results to differ materially from those projected in forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, made by or on behalf of FPL in this prospectus or any prospectus supplement, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, strategies, future events or performance (often, but not always, through the use of words or phrases such as “may result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “will,” “could,” “should,” “would,” “estimated,” “may,” “plan,” “potential,” “future,” “projection,” “goals,” “target,” “outlook,” “predict,” and “intend” or words of similar meaning) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, important factors discussed in FPL’s reports that are incorporated herein by reference (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could have a significant impact on FPL’s operations and financial results, and could cause FPL’s actual results to differ materially from those contained or implied in forward-looking statements made by or on behalf of FPL.
Any forward-looking statement speaks only as of the date on which such statement is made, and FPL undertakes no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.
The issues and associated risks and uncertainties discussed in the reports that are incorporated herein by reference are not the only ones FPL may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with those additional issues could impair FPL’s business in the future.
Description of Preferred Stock
General.   The following statements describing FPL’s preferred stock are not intended to be a complete description. For additional information, please see FPL’s Restated Articles of Incorporation, as currently in effect (“Charter”), and its Amended and Restated Bylaws, as currently in effect. You should read this summary together with the articles of amendment to the Charter, which will describe the terms of any preferred stock to be offered hereby, for a complete understanding of all the provisions. Each of these documents has previously been filed, or will be filed, with the SEC and each is or will be an exhibit to the registration statement filed with the SEC of which this prospectus is a part. Reference is also made to the Florida Business Corporation Act and other applicable laws.
The Charter currently authorizes three classes of preferred stock. No shares of preferred stock are presently outstanding. Unless the Charter is amended prior to the offering of the preferred stock offered hereunder to change the class or classes of preferred stock authorized to be issued, the preferred stock offered hereunder will be one or more series of FPL’s Preferred Stock, $100 par value per share (“Serial Preferred Stock”) and/or one or more series of FPL’s Preferred Stock, without par value (“No Par Preferred Stock”). Under the Charter, 10,414,100 shares of Serial Preferred Stock and 5,000,000 shares of No Par Preferred Stock are available for issuance. The Charter also authorizes the issuance of 5,000,000 shares of Subordinated Preferred Stock, without par value (“Subordinated Preferred Stock”). References in this “Description of Preferred Stock” section of this prospectus to preferred stock do not include the Subordinated Preferred Stock.
In the event that the Charter is amended to change its authorized preferred stock, the authorized preferred stock will be described in a prospectus supplement.
Some terms of a series of preferred stock may differ from those of another series. The terms of any preferred stock being offered will be described in a prospectus supplement. These terms will also be described in articles of amendment to the Charter, which will establish the terms of the preferred stock being offered. These terms will include any of the following that apply to that series:
(1)
the class of preferred stock, the number of shares in the series and the title of that series of preferred stock,

(2)
the annual rate or rates of dividends payable and the date from which such dividends shall commence to accrue,

(3)
the terms and conditions, including the redemption price and the date or dates, on which the shares of the series of preferred stock may be redeemed or converted into another class of security, the manner of effecting such redemption and any restrictions on such redemptions,

(4)
any sinking fund or other provisions that would obligate FPL to redeem or repurchase shares of the series of preferred stock, and

(5)
with respect to the No Par Preferred Stock only, variations with respect to whole or fractional voting rights and involuntary liquidation values.

Voting Rights.   NEE, as the owner of all of FPL’s common stock, has sole voting power with respect to FPL, except as provided in the Charter or as otherwise required by law. The voting rights provided in the Charter relating to the Serial Preferred Stock and the No Par Preferred Stock will be described in the applicable prospectus supplement relating to any particular preferred stock being offered.
Liquidation Rights.   In the event of any voluntary liquidation, dissolution or winding up of FPL, unless otherwise described in a related prospectus supplement, the Serial Preferred Stock and No Par Preferred Stock will rank pari passu with all classes of preferred stock then outstanding and shall have a preference over each series of the Subordinated Preferred Stock (none of which has been issued or is currently outstanding) and the common stock until an amount equal to the then current redemption price shall have been paid. In the event of any involuntary liquidation, dissolution or winding up of FPL,
(1)
the Serial Preferred Stock will rank pari passu with all classes of preferred stock then outstanding and shall also have a preference over each series of the Subordinated Preferred Stock and the common stock until $100 per share shall have been paid, and

(2)
the No Par Preferred Stock will rank pari passu with all classes of FPL’s preferred stock then outstanding and shall also have a preference over each series of Subordinated Preferred Stock and the common stock until the full involuntary liquidation value thereof, as established upon issuance of the applicable series of No Par Preferred Stock, shall have been paid, plus, in each case, all accumulated and unpaid dividends thereon, if any. Any changes to the liquidation rights of the Serial Preferred Stock and the No Par Preferred Stock will be described in a prospectus supplement relating to any preferred stock being offered.
Description of Warrants
FPL may issue warrants to purchase preferred stock. The terms of any such warrants being offered and any related warrant agreement between FPL and a warrant agent will be described in a prospectus supplement.
Description of Bonds
General.   FPL will issue first mortgage bonds, in one or more series, under its Mortgage and Deed of Trust dated as of January 1, 1944, with Deutsche Bank Trust Company Americas, as mortgage trustee, which has been amended and supplemented in the past, which may be supplemented prior to the issuance of these first mortgage bonds, and which will be supplemented again by one or more supplemental indentures relating to these first mortgage bonds. The Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the “Mortgage.” Deutsche Bank Trust Company Americas, as trustee under the Mortgage, is referred to in this prospectus as the “Mortgage Trustee.” The first mortgage bonds offered pursuant to this prospectus and any applicable prospectus supplement are referred to as the “Bonds.”
FPL may issue an unlimited amount of First Mortgage Bonds under the Mortgage so long as it meets the issuance tests set forth in the Mortgage, which are generally described below under “— Issuance of Additional Bonds.” The Bonds and all other first mortgage bonds issued previously or hereafter under the Mortgage are collectively referred to in this prospectus as the “First Mortgage Bonds.”

This section briefly summarizes some of the terms of the Bonds and some of the provisions of the Mortgage and uses some terms that are not defined in this prospectus but that are defined in the Mortgage. This summary is not complete. You should read this summary together with the Mortgage and the supplemental indenture creating the Bonds for a complete understanding of all the provisions. The Mortgage and the form of supplemental indenture have previously been filed with the SEC, and are exhibits to the registration statement filed with the SEC of which this prospectus is a part. In addition, the Mortgage is qualified as an indenture under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.
All Bonds of one series need not be issued at the same time, and a series may be re-opened for issuances of additional Bonds of such series. This means that FPL may from time to time, without notice to, or the consent of any existing holders of the previously-issued Bonds of a particular series, create and issue additional Bonds of such series. Such additional Bonds will have the same terms as the previously-issued Bonds of such series in all respects except for the issue date and, if applicable, the initial interest payment date. The additional Bonds will be consolidated and form a single series with the previously-issued Bonds of such series.
Each series of Bonds may have different terms. FPL will include some or all of the following information about a specific series of Bonds in a prospectus supplement relating to that specific series of Bonds:
(1)
the designation and series of those Bonds,

(2)
the aggregate principal amount of those Bonds,

(3)
the offering price of those Bonds,

(4)
the date(s) on which those Bonds will mature,

(5)
the interest rate(s) for those Bonds, or how the interest rate(s) will be determined,

(6)
the dates on which FPL will pay the interest on those Bonds,

(7)
the denominations in which FPL may issue those Bonds, if other than denominations of $1,000 or multiples of $1,000,

(8)
the place where the principal of and interest on those Bonds will be payable, if other than at Deutsche Bank Trust Company Americas in New York City,

(9)
the currency or currencies in which payment of the principal of and interest on those Bonds may be made, if other than U.S. dollars,

(10)
the terms pursuant to which FPL may redeem any of those Bonds,

(11)
whether all or a portion of those Bonds will be in global form, and

(12)
any other terms or provisions relating to those Bonds that are not inconsistent with the provisions of the Mortgage.

FPL will issue the Bonds in fully registered form without coupons, unless otherwise stated in a prospectus supplement. A holder of Bonds may exchange those Bonds, without charge, for an equal aggregate principal amount of Bonds of the same series, having the same issue date and with identical terms and provisions, unless otherwise stated in a prospectus supplement. A holder of Bonds may transfer those Bonds without cost to the holder, other than for applicable stamp taxes or other governmental charges, unless otherwise stated in a prospectus supplement.
Reserved Amendment Rights and Consents.   FPL has reserved the right to amend the Mortgage without the consent or other action by the holders of any First Mortgage Bonds created on or after June 15, 2018, to make changes to the Mortgage, including those described in this “Description of Bonds.” In addition, each initial and future Holder of the Bonds that FPL may offer pursuant to this prospectus, by its acquisition of an interest in such Bonds, will irrevocably (a) consent to the amendments to the Mortgage described herein and set forth in the One Hundred Twenty-Eighth Supplemental Indenture referred to below, and (b) designate the Mortgage Trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such Holder in favor of such amendments at any meeting of bondholders, in lieu of any meeting of bondholders, in response to any consent solicitation or otherwise. This section briefly summarizes the reserved amendment rights that relate to the provisions of the Mortgage described herein. This summary is not complete. You should read this summary together with the One Hundred Twenty-Eighth Supplemental Indenture, dated as of June 15, 2018, which has been filed with the SEC and is an exhibit to the registration statement filed with the SEC of which this prospectus is a part, together with the Mortgage for a complete understanding of the reserved amendment rights.
Special Provisions for Retirement of Bonds.   If, during any 12 month period, any governmental body orders FPL to dispose of mortgaged property, or buys mortgaged property from FPL, and FPL receives $10 million or more from the sale or disposition, then, in most cases, FPL must use that money to redeem First Mortgage Bonds. If this occurs, FPL may redeem First Mortgage Bonds of any series that are redeemable for such reason at the redemption prices applicable to those First Mortgage Bonds. If any Bonds are so redeemable, the redemption prices applicable to those Bonds will be set forth in a prospectus supplement.
Security.   The Mortgage secures the Bonds as well as all other First Mortgage Bonds already issued under the Mortgage and still outstanding. FPL may issue more First Mortgage Bonds in the future and those First Mortgage Bonds will also be secured by the Mortgage. The Mortgage constitutes a first mortgage lien on all of the properties and franchises that FPL owns, except as discussed below.
The lien of the Mortgage is or may be subject to the following:
(1)
leases of minor portions of FPL’s property to others for uses that do not interfere with FPL’s business,

(2)
leases of certain property that is not used in FPL’s electric business,

(3)
Excepted Encumbrances, which include certain tax and real estate liens, and specified rights, easements, restrictions and other obligations, and

(4)
vendors’ liens, purchase money mortgages and liens on property that already exist at the time FPL acquires that property.

FPL has reserved the right to amend the Mortgage without the consent or other action by the holders of any First Mortgage Bonds created on or after June 15, 2018, to revise the definition of “Excepted Encumbrances” to mean the following:
(a)
tax liens, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to FPL’s general counsel or to such other person designated by FPL to receive such notices;

(b)
mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any of FPL’s employees for salary or wages earned, but not yet payable, and other liens, including without limitation liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to FPL’s general counsel or to such other person designated by FPL to receive such notices;

(c)
specified judgment liens and prepaid liens;

(d)
easements, leases, reservations or other rights of others (including governmental entities) in, and defects of title in, FPL’s property;

(e)
liens securing indebtedness or other obligations relating to real property FPL acquired for specified transmission or distribution purposes or for the purpose of obtaining rights-of-way;

(f)
specified leases and leasehold, license, franchise and permit interests;

(g)
liens resulting from law, rules, regulations, orders or rights of governmental authorities and specified liens required by law or governmental regulations;

(h)
liens to secure public obligations; rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by FPL or by others on FPL’s property;

(i)
rights and interests of persons other than FPL arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those persons in the property;

(j)
restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public services corporation;

(k)
liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made; and

(l)
easements, ground leases or rights-of-way for the purpose of roads, pipe lines, transmission lines, distribution lines, communication lines, railways, removal or transportation of coal, lignite, gas, oil or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities and/or equipment.

The Mortgage does not create a lien on the following “excepted property”:
(1)
cash and securities,

(2)
certain equipment, materials or supplies and fuel (including nuclear fuel unless it is expressly subjected to the lien of the Mortgage),

(3)
automobiles and other vehicles,

(4)
receivables, contracts, leases and operating agreements,

(5)
materials or products, including electric energy, that FPL generates, produces or purchases for sale or use by FPL, and

(6)
timber, minerals, mineral rights and royalties.

The Mortgage will generally also create a lien on property that FPL acquires after the date of this prospectus, other than “excepted property.” However, if FPL consolidates with or merges into, or transfers substantially all of the mortgaged property to, another company, the lien created by the Mortgage will generally not cover the property of the successor company, other than the mortgaged property that it acquires from FPL and improvements, replacements and additions to the mortgaged property.
The Mortgage provides that the Mortgage Trustee has a lien on the mortgaged property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. This lien takes priority over the lien securing the Bonds.
Issuance of Additional Bonds.   FPL may issue an unlimited amount of First Mortgage Bonds under the Mortgage so long as it meets the issuance tests set forth in the Mortgage, which are generally described below. FPL may issue Bonds from time to time in an amount equal to:
(1)
60% of unfunded Property Additions after adjustments to offset retirements,

(2)
the amount of retired First Mortgage Bonds or Qualified Lien Bonds (as such term is defined in the Mortgage), and

(3)
the amount of cash that FPL deposits with the Mortgage Trustee.

“Property Additions” generally include the following:
(a)
plants, lines, pipes, mains, cables, machinery, boilers, transmission lines, pipe lines, distribution systems, service systems and supply systems,

(b)
nuclear fuel that has been expressly subjected to the lien of the Mortgage,

(c)
railroad cars, barges and other transportation equipment (other than trucks) for the transportation of fuel, and

(d)
other property, real or personal, and improvements, extensions, additions, renewals or replacements located within the United States of America or its coastal waters.

FPL may use any mortgaged property of the type described in (a) through (d) immediately above as Property Additions whether or not that property is in operation and prior to obtaining permits or licenses relating to that property. Securities, fuel (including nuclear fuel unless expressly subjected to the lien of the Mortgage), automobiles or other vehicles, or property used principally for the production or gathering of natural gas do not qualify as Property Additions. The Mortgage contains restrictions on the issuance of First Mortgage Bonds based on Property Additions that are subject to other liens and upon the increase of the amount of those liens.
FPL has reserved the right to amend the Mortgage without the consent or other action by the holders of any First Mortgage Bonds created on or after June 15, 2018, to revise the definition of Property Additions to include any fuel, vehicles or natural gas production or gathering property that become mortgaged property.
In most cases, FPL may not issue Bonds unless it meets the “net earnings” test set forth in the Mortgage, which requires, generally, that FPL’s adjusted net earnings (before income taxes) for 12 consecutive months out of the 15 months preceding the issuance must have been either:
(1)
at least twice the annual interest requirements on all First Mortgage Bonds at the time outstanding, including the Bonds that FPL proposes to issue at the pertinent time, and all indebtedness of FPL that ranks prior or equal to the First Mortgage Bonds, or

(2)
at least 10% of the principal amount of all First Mortgage Bonds at the time outstanding, including the Bonds that FPL proposes to issue at the pertinent time, and all indebtedness of FPL that ranks prior or equal to the First Mortgage Bonds.

The Mortgage requires FPL to replace obsolete or worn out mortgaged property and specifies certain deductions to FPL’s adjusted net earnings for property repairs, retirement, additions and maintenance. With certain exceptions, FPL does not need to meet the “net earnings” test to issue Bonds if the issuance is based on retired First Mortgage Bonds or Qualified Lien Bonds.
As of March 31, 2018, FPL could have issued under the Mortgage in excess of $15 billion of additional First Mortgage Bonds based on unfunded Property Additions and in excess of $6.5 billion of additional First Mortgage Bonds based on retired First Mortgage Bonds.
Recalibration of Funded Property.   FPL has reserved the right to amend the Mortgage without the consent or other action by the holders of any First Mortgage Bonds created on or after June 15, 2018, to change the definition of Funded Property (as defined in the Mortgage), as long as FPL has delivered to the Mortgage Trustee an independent engineer’s certificate referred to as a “funded property certificate.” This funded property certificate would describe all or a portion of mortgaged property which has a fair value not less than 10/6ths of the sum of the principal amount of the First Mortgage Bonds outstanding and the principal amount of the First Mortgage Bonds that FPL is entitled to have authenticated on the basis of retired First Mortgage Bonds. Once this funded property certificate is delivered to the Mortgage Trustee, the definition of Funded Property will mean any mortgaged property described in the funded property certificate. Property Additions will become Funded Property when used under the Mortgage for the issuance of First Mortgage Bonds, the release or retirement of Funded Property, or the withdrawal of cash deposited with the Mortgage Trustee for the issuance of First Mortgage Bonds or the release of Funded Property.

Release and Substitution of Property.   FPL may release property from the lien of the Mortgage if it does any of the following in an aggregate amount equal to the fair value of the property to be released:
(1)
deposits with the Mortgage Trustee, cash or, to a limited extent, purchase money mortgages,

(2)
uses unfunded Property Additions acquired by FPL in the last five years, or

(3)
waives its right to issue First Mortgage Bonds,

in each case without satisfying any net earnings requirement.
FPL has reserved the right to amend the Mortgage without the consent or other action by the holders of any First Mortgage Bonds created on or after June 15, 2018, as follows:
(1)
to permit releases of property without the sale or disposition of such property;

(2)
to eliminate the five-year limit referred to in clause (2) above; and,

(3)
to specify that releases of property can be made on the basis of (i) the aggregate principal amount of First Mortgage Bonds that FPL would be entitled to issue on the basis of retired Qualified Lien Bonds; or (ii) 10/6ths of the aggregate principal amount of First Mortgage Bonds that FPL would be entitled to issue on the basis of retired First Mortgage Bonds, in each case with the entitlement being waived by operation of the release, and in each case without satisfying any net earnings requirement.

In addition, FPL has reserved the right to amend the Mortgage without the consent or other action by the holders of any First Mortgage Bonds created on or after June 15, 2018, to permit FPL to release unfunded property if after such release at least one dollar in unfunded Property Additions remains subject to the lien of the Mortgage.
If FPL deposits cash so that it may release property from the lien of the Mortgage or so that it may issue additional First Mortgage Bonds, it may withdraw that cash if it uses unfunded Property Additions or waives its right to issue First Mortgage Bonds without satisfying any net earnings requirement in an amount equal to the cash that FPL seeks to withdraw.
When property released from the lien of the Mortgage is not Funded Property, then, if FPL acquires new Property Additions and files the necessary certificates and opinions with the Mortgage Trustee within two years after such release:
(1)
Property Additions used for the release of that property will not (subject to some exceptions) be considered Funded Property, and

(2)
any waiver by FPL of its right to issue First Mortgage Bonds, which waiver is used for the release of that property, will cease to be an effective waiver and FPL will regain the right to issue those First Mortgage Bonds.

The Mortgage contains provisions relating to the withdrawal or application of cash proceeds of mortgaged property that is not Funded Property that are deposited with the Mortgage Trustee, which provisions are similar to the provisions relating to release of that property. The Mortgage contains special provisions relating to pledged Qualified Lien Bonds and the disposition of money received on those Qualified Lien Bonds.
FPL does not need a release from the Mortgage in order to use its nuclear fuel even if that nuclear fuel has been expressly subjected to the lien and operation of the Mortgage.
Dividend Restrictions.   FPL will not enter into a dividend covenant with respect to the Bonds; however, so long as First Mortgage Bonds issued prior to June 15, 2018 are outstanding, the Mortgage will restrict the amount of retained earnings that FPL can use to pay cash dividends on its common stock. The restricted amount may change depending on factors set out in the Mortgage. Other than this restriction on the payment of common stock dividends, the Mortgage does not restrict FPL’s use of retained earnings. As of March 31, 2018, no retained earnings were restricted by these provisions of the Mortgage.

Modification of the Mortgage.   Generally the rights of the holders of First Mortgage Bonds may be modified with the consent of the holders of a majority of the principal amount of all of the outstanding First Mortgage Bonds. However, if less than all series of First Mortgage Bonds are affected by a modification, that modification instead requires the consent of the holders of a majority of the principal amount of the outstanding First Mortgage Bonds of all series that are so affected.
Notwithstanding the right to modify of the Mortgage described above, in most cases, the following modifications will not be effective against any holder of First Mortgage Bonds affected by the modification unless that holder consents to:
(1)
modification of the terms of payment of principal and interest payable to that holder,

(2)
modification creating an equal or prior lien on the mortgaged property or depriving that holder of the benefit of the lien of the Mortgage, and

(3)
modification reducing the percentage vote required for modification.

Generally FPL has the right to amend the Mortgage, without the consent of the holders of any First Mortgage Bonds, for any of the following purposes:
(1)
to waive, surrender or restrict any power, privilege or right conferred on FPL under the Mortgage;

(2)
to enter into any further covenants, limitations and restrictions for the benefit of any one or more series of bonds;

(3)
to cure any ambiguity in the Mortgage or any supplemental indenture; or

(4)
to establish the terms and provisions of any new series of First Mortgage Bonds.

FPL has reserved the right to amend the Mortgage without the consent or other action by the holders of any First Mortgage Bonds created on or after June 15, 2018, to permit FPL to amend the Mortgage without the consent of any holders of First Mortgage Bonds for any of the following additional purposes:
(1)
to evidence the assumption by any permitted successor of FPL’s covenants in the Mortgage and in the First Mortgage Bonds;

(2)
to correct or amplify the description of any property at any time subject to the lien of the Mortgage, or better to assure, convey and confirm unto the Mortgage Trustee any property subject or required to be subjected to the lien of the Mortgage, or to subject to the lien of the Mortgage additional property;

(3)
to change, eliminate or add any provision to the Mortgage; provided that no such change, elimination or addition will adversely affect the interests of the holders of First Mortgage Bonds of any series in any material respect;

(4)
to provide for the procedures required for use of a non-certificated system of registration for the First Mortgage Bonds of all or any series;

(5)
to change any place where principal, premium, if any, and interest shall be payable, First Mortgage Bonds may be surrendered for registration of transfer or exchange, and notices and demands to FPL may be served; or

(6)
to cure any ambiguity or to make any other changes or additions to the provisions of the Mortgage if such changes or additions will not adversely affect the interests of First Mortgage Bonds of any series in any material respect.

Default and Notice Thereof.   The following are defaults under the Mortgage:
(1)
failure to pay the principal of any First Mortgage Bond when due,

(2)
failure to pay interest on any First Mortgage Bond for 60 days after that interest is due,

(3)
failure to pay principal of or interest on any Qualified Lien Bond beyond any applicable grace period for the payment of that principal or interest,

(4)
failure to pay any installments of funds for retirement of First Mortgage Bonds for 60 days after that installment is due,

(5)
certain events in bankruptcy, insolvency or reorganization pertaining to FPL, and

(6)
the expiration of 90 days following notice by the Mortgage Trustee or the holders of 15% of the First Mortgage Bonds relating to any failure by FPL to perform its other covenants under the Mortgage.

Except in the case of failure to pay principal, interest or any installment for retirement of First Mortgage Bonds, the Mortgage Trustee may withhold notice of default if it believes that withholding the notice is in the interests of the holders of First Mortgage Bonds.
Upon a default, the Mortgage Trustee or holders of 25% of the First Mortgage Bonds may declare the principal and the interest due. The holders of a majority of the First Mortgage Bonds may annul that declaration if the default has been cured. No holder of First Mortgage Bonds may enforce the lien of the Mortgage unless the following things have occurred:
(1)
the holder has given the Mortgage Trustee written notice of a default,

(2)
the holders of 25% of the First Mortgage Bonds have requested the Mortgage Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to the Mortgage Trustee for the costs, expenses and liabilities that the Mortgage Trustee may incur by acting, and

(3)
the Mortgage Trustee has failed to act.

Notwithstanding the foregoing, a holder of First Mortgage Bonds has the right to sue FPL if FPL fails to pay, when due, interest or principal on those First Mortgage Bonds, unless that holder gives up that right.
The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that the repayment is not reasonably assured. The holders of a majority of the First Mortgage Bonds may direct the time, method, and place of conducting any proceedings for any remedy available to the Mortgage Trustee, or exercising any of the Mortgage Trustee’s powers.
Redemption.   The redemption terms of the Bonds, if any, will be set forth in a prospectus supplement. Unless otherwise provided in the related prospectus supplement, and except with respect to Bonds redeemable at the option of the holder, Bonds will be redeemable upon notice at least 30 days prior to the redemption date. If less than all of the Bonds of any series are to be redeemed, the Mortgage Trustee will select the First Mortgage Bonds to be redeemed by proration.
Bonds selected for redemption will cease to bear interest on the redemption date. The Mortgage Trustee will pay the redemption price and any accrued interest once the Bonds are surrendered for redemption. If only part of a Bond is redeemed, the Mortgage Trustee will deliver a new Bond of the same series for the remaining portion without charge.
Any redemption at the option of FPL may be conditional upon the receipt by the Mortgage Trustee, prior to the date fixed for redemption, of money sufficient to pay the redemption price. If at the time notice of redemption is given, the redemption moneys are not on deposit with the Mortgage Trustee, then, if such notice so provides, the redemption shall be subject to the receipt of the redemption moneys on or before the redemption date and such notice of redemption shall be of no force or effect unless such moneys are received.
Purchase of the Bonds.   FPL or its affiliates, may at any time and from time to time, purchase all or some of the Bonds at any price or prices, whether by tender, in the open market or by private agreement or otherwise, subject to applicable law.
Satisfaction and Discharge of Mortgage.   The Mortgage may be satisfied and discharged if and when FPL provides for the payment of all of the First Mortgage Bonds and all other sums due under the Mortgage.

Evidence to be Furnished to the Mortgage Trustee.   FPL furnishes written statements of FPL’s officers, or persons selected or paid by FPL, annually (and when certain events occur) to the Mortgage Trustee to show that FPL is in compliance with Mortgage provisions and that there are no defaults under the Mortgage. In some cases, these written statements must be provided by counsel or by an independent accountant, appraiser or engineer.
Description of Senior Debt Securities
General.   FPL may issue its senior debt securities (other than the Bonds), in one or more series, under an Indenture, dated as of November 1, 2017 between FPL and The Bank of New York Mellon, as indenture trustee or another indenture among FPL and The Bank of New York Mellon as specified in the related prospectus supplement. The indenture or indentures pursuant to which FPL Senior Debt Securities may be issued, as they may be amended and supplemented from time to time, are referred to in this prospectus as the “Indenture.” The Bank of New York Mellon, as trustee under the Indenture, is referred to in this prospectus as the “Indenture Trustee.” These senior debt securities offered pursuant to this prospectus and any applicable prospectus supplement are referred to as the “Offered Senior Debt Securities.”
The Indenture provides for the issuance from time to time of debentures, notes or other senior debt by FPL in an unlimited amount. The Offered Senior Debt Securities and all other debentures, notes or other debt of FPL issued previously or hereafter under the Indenture are collectively referred to in this prospectus as the “Senior Debt Securities.”
This section briefly summarizes some of the terms of the Offered Senior Debt Securities and some of the provisions of the Indenture. This summary does not contain a complete description of the Offered Senior Debt Securities or the Indenture. You should read this summary together with the Indenture and the officer’s certificates or other documents creating the Offered Senior Debt Securities for a complete understanding of all the provisions and for the definitions of some terms used in this summary. The Indenture, the form of officer’s certificate that may be used to create a series of Offered Senior Debt Securities and a form of Offered Senior Debt Securities have previously been filed with the SEC, and are exhibits to the registration statement filed with the SEC of which this prospectus is a part. In addition, the Indenture is or will be qualified under the Trust Indenture Act of 1939 and therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.
All Offered Senior Debt Securities of one series need not be issued at the same time, and a series may be re-opened for issuances of additional Offered Senior Debt Securities of such series. This means that FPL may from time to time, without notice to, or the consent of any existing holders of the previously-issued Offered Senior Debt Securities of a particular series, create and issue additional Offered Senior Debt Securities of such series. Such additional Offered Senior Debt Securities will have the same terms as the previously-issued Offered Senior Debt Securities of such series in all respects except for the issue date and, if applicable, the initial interest payment date. The additional Offered Senior Debt Securities will be consolidated and form a single series with the previously-issued Offered Senior Debt Securities of such series.
Each series of Offered Senior Debt Securities may have different terms. FPL will include some or all of the following information about a specific series of Offered Senior Debt Securities in a prospectus supplement relating to that specific series of Offered Senior Debt Securities:
(1)
the title of those Offered Senior Debt Securities,

(2)
any limit upon the aggregate principal amount of those Offered Senior Debt Securities,

(3)
the date(s) on which the principal of those Offered Senior Debt Securities will be paid,

(4)
the rate(s) of interest on those Offered Senior Debt Securities, or how the rate(s) of interest will be determined, the date(s) from which interest will accrue, the dates on which interest will be paid and the record date for any interest payable on any interest payment date,

(5)
the person to whom interest will be paid on those Offered Senior Debt Securities on any interest payment date, if other than the person in whose name those Offered Senior Debt Securities are registered at the close of business on the record date for that interest payment,

(6)
the place(s) at which or methods by which payments will be made on those Offered Senior Debt Securities and the place(s) at which or methods by which the registered owners of those Offered Senior Debt Securities may transfer or exchange those Offered Senior Debt Securities and serve notices and demands to or upon FPL,

(7)
the security registrar and any paying agent or agents for those Offered Senior Debt Securities,

(8)
any date(s) on which, the price(s) at which and the terms and conditions upon which those Offered Senior Debt Securities may be redeemed at the option of FPL, in whole or in part, and any restrictions on those redemptions,

(9)
any sinking fund or other provisions, including any options held by the registered owners of those Offered Senior Debt Securities, that would obligate FPL to repurchase, redeem or repay those Offered Senior Debt Securities,

(10)
the denominations in which those Offered Senior Debt Securities may be issued, if other than denominations of $1,000 and any integral multiple of $1,000,

(11)
the currency or currencies in which the principal of or premium, if any, or interest on those Offered Senior Debt Securities may be paid (if other than in U.S. dollars),

(12)
if FPL or a registered owner may elect to pay, or receive, principal of or premium, if any, or interest on those Offered Senior Debt Securities in a currency other than that in which those Offered Senior Debt Securities are stated to be payable, the terms and conditions upon which that election may be made,

(13)
if the principal of or premium, if any, or interest on those Offered Senior Debt Securities may be paid in securities or other property, the type and amount of those securities or other property and the terms and conditions upon which FPL or a registered owner may elect to pay or receive those payments,

(14)
if the amount payable in respect of principal of or premium, if any, or interest on those Offered Senior Debt Securities may be determined by reference to an index or other fact or event ascertainable outside of the Indenture, the manner in which those amounts will be determined,

(15)
the portion of the principal amount of those Offered Senior Debt Securities that will be paid upon declaration of acceleration of the maturity of those Offered Senior Debt Securities, if other than the entire principal amount of those Offered Senior Debt Securities,

(16)
events of default, if any, with respect to those Offered Senior Debt Securities and covenants of FPL, if any, for the benefit of the registered owners of those Offered Senior Debt Securities, other than those specified in the Indenture or any exceptions to those specified in the Indenture,

(17)
the terms, if any, pursuant to which those Offered Senior Debt Securities may be converted into or exchanged for shares of capital stock or other securities of any other entity,

(18)
a definition of “Eligible Obligations” under the Indenture with respect to those Offered Senior Debt Securities denominated in a currency other than U.S. dollars, and whether Eligible Obligations include Investment Securities (as defined in the Indenture) with respect to those Offered Senior Debt Securities

(19)
any provisions for the reinstatement of FPL’s indebtedness in respect of those Offered Senior Debt Securities after their satisfaction and discharge,

(20)
if those Offered Senior Debt Securities will be issued in global form, necessary information relating to the issuance of those Offered Senior Debt Securities in global form,

(21)
if those Offered Senior Debt Securities will be issued as bearer securities, necessary information relating to the issuance of those Offered Senior Debt Securities as bearer securities,

(22)
any limits on the rights of the registered owners of those Offered Senior Debt Securities to transfer or exchange those Offered Senior Debt Securities or to register their transfer, and any related service charges,

(23)
any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of business day with respect to those Offered Senior Debt Securities,

(24)
any collateral security, assurance, or guarantee for those Offered Senior Debt Securities, and

(25)
any other terms of those Offered Senior Debt Securities that are not inconsistent with the provisions of the Indenture. (Indenture, Section 301).

FPL may sell Offered Senior Debt Securities at a discount below their principal amount. Some of the important United States federal income tax considerations applicable to Offered Senior Debt Securities sold at a discount below their principal amount may be discussed in the related prospectus supplement. In addition, some of the important United States federal income tax or other considerations applicable to any Offered Senior Debt Securities that are denominated in a currency other than U.S. dollars may be discussed in the related prospectus supplement.
Except as otherwise stated in the related prospectus supplement, the covenants in the Indenture would not give registered owners of Offered Senior Debt Securities protection in the event of a highly-leveraged transaction involving FPL.
Security and Ranking.   The Offered Senior Debt Securities will be unsecured obligations of FPL. The Indenture does not limit FPL’s ability to provide security with respect to other Senior Debt Securities. All Senior Debt Securities issued under the Indenture will rank equally and ratably with all other Senior Debt Securities issued under the Indenture, except to the extent that FPL elects to provide security with respect to any Senior Debt Security (other than the Offered Senior Debt Securities) without providing that security to all outstanding Senior Debt Securities in accordance with the Indenture. The Offered Senior Debt Securities will rank senior to any debt securities of FPL that are expressly subordinated by their terms. The Senior Debt Securities will effectively rank junior to FPL’s First Mortgage Bonds, which are secured by a lien on substantially all of the properties and franchises that FPL owns. The Indenture does not limit the aggregate amount of indebtedness that FPL may issue, guarantee or otherwise incur.
Payment and Paying Agents.   Except as stated in the related prospectus supplement, on each interest payment date FPL will pay interest on each Offered Senior Debt Security to the person in whose name that Offered Senior Debt Security is registered as of the close of business on the record date relating to that interest payment date. However, on the date that the Offered Senior Debt Securities mature, FPL will pay the interest to the person to whom it pays the principal. Also, if FPL has defaulted in the payment of interest on any Offered Senior Debt Security, it may pay that defaulted interest to the registered owner of that Offered Senior Debt Security:
(1)
as of the close of business on a date that the Indenture Trustee selects, which may not be more than 15 days or less than 10 days before the date that FPL proposes to pay the defaulted interest, or

(2)
in any other lawful manner that does not violate the requirements of any securities exchange on which that Offered Senior Debt Security is listed and that the Indenture Trustee believes is practicable. (Indenture, Section 307).

Unless otherwise stated in the related prospectus supplement, the principal, premium, if any, and interest on the Offered Senior Debt Securities at maturity will be payable when such Offered Senior Debt Securities are presented at the main corporate trust office of The Bank of New York Mellon, as paying agent, in New York City. FPL may change the place of payment on the Offered Senior Debt Securities, appoint one or more additional paying agents, including FPL, and remove any paying agent. (Indenture, Section 602).
Transfer and Exchange.   Unless otherwise stated in the related prospectus supplement, Offered Senior Debt Securities may be transferred or exchanged at the main corporate trust office of The Bank of New York Mellon, as security registrar, in New York City. FPL may change the place for transfer and exchange of the Offered Senior Debt Securities and may designate one or more additional places for that transfer and exchange.
Except as otherwise stated in the related prospectus supplement, there will be no service charge for any transfer or exchange of the Offered Senior Debt Securities. However, FPL may require payment of any tax or other governmental charge in connection with any transfer or exchange of the Offered Senior Debt Securities.
FPL will not be required to transfer or exchange any Offered Senior Debt Security selected for redemption. Also, FPL will not be required to transfer or exchange any Offered Senior Debt Security during a period of 15 days before (i) notice is to be given identifying the Offered Senior Debt Securities selected to be redeemed, and (ii) an Interest Payment Date. (Indenture, Section 305).
Defeasance.   FPL may, at any time, elect to have all of its obligations discharged with respect to all or a portion of any Senior Debt Securities. To do so, FPL must irrevocably deposit with the Indenture Trustee or any paying agent, in trust:
(1)
money in an amount that will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Senior Debt Securities, on or prior to their maturity, or

(2)
in the case of a deposit made prior to the maturity of that series of Senior Debt Securities,

(a)
direct obligations of, or obligations unconditionally guaranteed by, the United States and entitled to the benefit of its full faith and credit that do not contain provisions permitting their redemption or other prepayment at the option of their issuer,

(b)
certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations that do not contain provisions permitting their redemption or other prepayment at the option of their issuer, and

(c)
certain other investment-grade securities specified in the Indenture,

the principal of and the interest on which, when due, without any regard to reinvestment of that principal or interest, will provide money that, together with any money deposited with or held by the Indenture Trustee, will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Senior Debt Securities, on or prior to their maturity, or
(3)
a combination of (1) and (2) that will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Senior Debt Securities, on or prior to their maturity. (Indenture, Section 701).

Redemption.   The redemption terms of the Offered Senior Debt Securities, if any, will be set forth in a prospectus supplement. Unless otherwise provided in the related prospectus supplement, and except with respect to Offered Senior Debt Securities redeemable at the option of the holder, Offered Senior Debt Securities will be redeemable upon notice between 10 and 60 days prior to the redemption date. If less than all of the Offered Senior Debt Securities of any series or any tranche thereof are to be redeemed and are held in certificated form, the Indenture Trustee will select the Offered Senior Debt Securities to be redeemed by lot. However, if the Offered Senior Debt Securities are held in book-entry form, the Offered Senior Debt

Securities to be redeemed shall be selected in accordance with the procedures of the applicable depositary. (Indenture, Sections 403 and 404).
Offered Senior Debt Securities selected for redemption will cease to bear interest on the redemption date. The paying agent will pay the redemption price and any accrued interest once the Offered Senior Debt Securities are surrendered for redemption. (Indenture, Section 405). Except as stated in the related prospectus supplement, on the redemption date FPL will pay interest on the Offered Senior Debt Securities being redeemed to the person to whom it pays the redemption price. If only part of an Offered Senior Debt Security is redeemed, the Indenture Trustee may deliver a new Offered Senior Debt Security of the same series for the remaining portion without charge. (Indenture, Section 406).
Any redemption at the option of FPL may be conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If at the time notice of redemption is given, the redemption moneys are not on deposit with the paying agent, then, if such notice so provides, the redemption shall be subject to the receipt of the redemption moneys on or before the Redemption Date and such notice of redemption shall be of no force or effect unless such moneys are received. (Indenture, Section 404).
Purchase of the Offered Senior Debt Securities.   FPL or its affiliates, may at any time and from time to time, purchase all or some of the Offered Senior Debt Securities at any price or prices, whether by tender, in the open market or by private agreement or otherwise, subject to applicable law.
Consolidation, Merger, and Sale of Assets.   Under the Indenture, FPL may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:
(1)
the entity formed by that consolidation, or the entity into which FPL is merged, or the entity that acquires or leases FPL’s properties and assets, is an entity organized and existing under the laws of the United States, any state or the District of Columbia and that entity expressly assumes FPL’s obligations on all Senior Debt Securities and under the Indenture,

(2)
immediately after giving effect to the transaction, no event of default under the Indenture and no event that, after notice or lapse of time or both, would become an event of default under the Indenture exists, and

(3)
FPL delivers an officer’s certificate and an opinion of counsel to the Indenture Trustee, as provided in the Indenture. (Indenture, Section 1101).

The Indenture does not prevent or restrict:
(a)
any consolidation or merger after the consummation of which FPL would be the surviving or resulting entity,

(b)
any consolidation of FPL with any other entity all of the outstanding voting securities of which are owned, directly or indirectly, by FPL, or any merger of any such entity into any other of such entities, or any conveyance or other transfer, or lease, of properties or assets by any thereof to any other thereof,

(c)
any conveyance or other transfer, or lease, of any part of the properties or assets of FPL which does not constitute the entirety, or substantially the entirety, thereof,

(d)
the approval by FPL of or the consent by FPL to any consolidation or merger to which any direct or indirect subsidiary or affiliate of FPL may be a party, or any conveyance, transfer or lease by any such subsidiary or affiliate of any or all of its properties or assets, or

(e)
any other transaction not contemplated by (1), (2) or (3) in the preceding paragraph. (Indenture, Section 1103).

Events of Default.   Each of the following is an event of default under the Indenture with respect to the Senior Debt Securities of any series:
(1)
failure to pay interest on the Senior Debt Securities of that series within 30 days after it is due,

(2)
failure to pay principal or premium, if any, on the Senior Debt Securities of that series when it is due,

(3)
failure to perform, or breach of, any other covenant or warranty in the Indenture, other than a covenant or warranty that does not relate to that series of Senior Debt Securities, that continues for 90 days after (i) FPL receives written notice of such failure to comply from the Indenture Trustee or (ii) FPL and the Indenture Trustee receive written notice of such failure to comply from the registered owners of at least 33% in principal amount of the Senior Debt Securities of that series,

(4)
certain events of bankruptcy, insolvency or reorganization of FPL, or

(5)
any other event of default specified with respect to the Senior Debt Securities of that series. (Indenture, Section 801).

In the case of an event of default listed in item (3) above, the Indenture Trustee may extend the grace period. In addition, if registered owners of a particular series have given a notice of default, then registered owners of at least the same percentage of Senior Debt Securities of that series, together with the Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if FPL has initiated and is diligently pursuing corrective action in good faith. (Indenture, Section 801). An event of default with respect to the Senior Debt Securities of a particular series will not necessarily constitute an event of default with respect to Senior Debt Securities of any other series issued under the Indenture.
Remedies.   If an event of default applicable to the Senior Debt Securities of one or more series, but not applicable to all outstanding Senior Debt Securities, exists, then either (i) the Indenture Trustee or (ii) the registered owners of at least 33% in aggregate principal amount of the Senior Debt Securities of each of the affected series may declare the principal of and accrued but unpaid interest on all the Senior Debt Securities of that series to be due and payable immediately. (Indenture, Section 802). However, under the Indenture, some Senior Debt Securities may provide for a specified amount less than their entire principal amount to be due and payable upon that declaration. Such a Senior Debt Security is defined as a “Discount Security” in the Indenture.
If an event of default is applicable to all outstanding Senior Debt Securities, then either (i) the Indenture Trustee or (ii) the registered owners of at least 33% in aggregate principal amount of all outstanding Senior Debt Securities of all series, voting as one class, and not the registered owners of any one series, may make a declaration of acceleration. However, the event of default giving rise to the declaration relating to any series of Senior Debt Securities will be automatically waived, and that declaration and its consequences will be automatically rescinded and annulled, if, at any time after that declaration and before a judgment or decree for payment of the money due has been obtained:
(1)
FPL pays or deposits with the Indenture Trustee a sum sufficient to pay:

(a)
all overdue interest, if any, on all Senior Debt Securities of that series then outstanding,

(b)
the principal of and any premium on any Senior Debt Securities of that series that have become due for reasons other than that declaration, and interest that is then due,

(c)
interest on overdue interest for that series, and

(d)
all amounts then due to the Indenture Trustee under the Indenture, and

(2)
if, after application of money paid or deposited as described in item (1) above, Senior Debt Securities of that series would remain outstanding, any other event of default with respect to the Senior Debt Securities of that series has been cured or waived as provided in the Indenture. (Indenture, Section 802).

Other than its obligations and duties in case of an event of default under the Indenture, the Indenture Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the registered owners of the Senior Debt Securities, unless those registered owners offer reasonable indemnity to the Indenture Trustee. (Indenture, Section 903). If they provide this reasonable indemnity, the registered owners of a majority in principal amount of any series of Senior Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Senior Debt Securities of that series. However, if an event of default under the Indenture relates to more than one series of Senior Debt Securities, only the registered owners of a majority in aggregate principal amount of all affected series of Senior Debt Securities, considered as one class, will have the right to make that direction. Also, the direction must not violate any law or the Indenture, and may not expose the Indenture Trustee to personal liability in circumstances where the indemnity would not, in the Indenture Trustee’s sole discretion, be adequate, and the Indenture Trustee may take any other action that it deems proper and not inconsistent with such direction. (Indenture, Section 812).
A registered owner of a Senior Debt Security has the right to institute a suit for the enforcement of payment of the principal of or premium, if any, or interest on that Senior Debt Security on or after the applicable due date specified in that Senior Debt Security. (Indenture, Section 808). No registered owner of Senior Debt Securities of any series will have any other right to institute any proceeding under the Indenture, or any other remedy under the Indenture, unless:
(1)
that registered owner has previously given to the Indenture Trustee written notice of a continuing event of default with respect to the Senior Debt Securities of that series,

(2)
the registered owners of a majority in aggregate principal amount of the outstanding Senior Debt Securities of all series in respect of which an event of default under the Indenture exists, considered as one class, have made written request to the Indenture Trustee to institute that proceeding in its own name as trustee, and have offered reasonable indemnity to the Indenture Trustee against related costs, expenses and liabilities,

(3)
the Indenture Trustee for 60 days after its receipt of that notice, request and offer of indemnity has failed to institute any such proceeding, and

(4)
no direction inconsistent with that request was given to the Indenture Trustee during this 60 day period by the registered owners of a majority in aggregate principal amount of the outstanding Senior Debt Securities of all series in respect of which an event of default under the Indenture exists, considered as one class. (Indenture, Section 807).

FPL is required to deliver to the Indenture Trustee an annual statement as to its compliance with all conditions and covenants under the Indenture. (Indenture, Section 606).
Modification and Waiver.   Without the consent of any registered owner of Senior Debt Securities, FPL and the Indenture Trustee may amend or supplement the Indenture for any of the following purposes:
(1)
to provide for the assumption by any permitted successor to FPL of FPL’s obligations under the Indenture and the Senior Debt Securities in the case of a merger or consolidation or a conveyance, transfer or lease of FPL’s properties and assets substantially as an entirety,

(2)
to add covenants of FPL or to surrender any right or power conferred upon FPL by the Indenture,

(3)
to add any additional events of default,

(4)
to change, eliminate or add any provision of the Indenture, provided that if that change, elimination or addition will materially adversely affect the interests of the registered owners of Senior Debt Securities of any series or tranche, that change, elimination or addition will become effective with respect to that particular series or tranche only

(a)
when the required consent of the registered owners of Senior Debt Securities of that particular series or tranche has been obtained, or

(b)
when no Senior Debt Securities of that particular series or tranche remain outstanding under the Indenture,

(5)
to provide collateral security for all but not a part of the Senior Debt Securities,

(6)
to create the form or terms of Senior Debt Securities of any other series or tranche,

(7)
to provide for the authentication and delivery of bearer securities and the related coupons and for other matters relating to those bearer securities,

(8)
to accept the appointment of a successor Indenture Trustee or co-trustee with respect to the Senior Debt Securities of one or more series and to change any of the provisions of the Indenture as necessary to provide for the administration of the trusts under the Indenture by more than one trustee,

(9)
to add procedures to permit the use of a non-certificated system of registration for all, or any series or tranche of, the Senior Debt Securities,

(10)
to change any place where

(a)
the principal of and premium, if any, and interest on all, or any series or tranche of, Senior Debt Securities are payable,

(b)
all, or any series or tranche of, Senior Debt Securities may be surrendered for registration, transfer or exchange, and

(c)
notices and demands to or upon FPL in respect of Senior Debt Securities and the Indenture may be served,

(11)
to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Indenture, provided those changes or additions may not materially adversely affect the interests of the registered owners of Senior Debt Securities of any series or tranche, or

(12)
to amend and restate the Indenture in its entirety, but with such additions, deletions and other changes as shall not adversely affect the interests of the holders of Senior Debt Securities of any series or tranche in any material respect. (Indenture, Section 1201).

The registered owners of a majority in aggregate principal amount of the Senior Debt Securities of all series then outstanding may waive compliance by FPL with certain restrictive provisions of the Indenture. (Indenture, Section 607). The registered owners of a majority in principal amount of the outstanding Senior Debt Securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and a default with respect to certain restrictive covenants or provisions of the Indenture that cannot be modified or amended without the consent of the registered owner of each outstanding Senior Debt Security of that series affected. (Indenture, Section 813).
In addition to any amendments described above, if the Trust Indenture Act of 1939 is amended after the date of the Indenture in a way that requires changes to the Indenture or in a way that permits changes to, or the elimination of, provisions that were previously required by the Trust Indenture Act of 1939, the Indenture will be deemed to be amended to conform to that amendment of the Trust Indenture Act of 1939 or to make those changes, additions or eliminations. FPL and the Indenture Trustee may, without the consent of any registered owners, enter into supplemental indentures to make that amendment. (Indenture, Section 1201).
Except for any amendments described above, the consent of the registered owners of a majority in aggregate principal amount of the Senior Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of Senior Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the registered owners of a majority in aggregate principal amount of outstanding Senior Debt

Securities of all directly affected series, considered as one class, is required. But, if FPL issues any series of Senior Debt Securities in more than one tranche and if the proposed supplemental indenture directly affects the rights of the registered owners of Senior Debt Securities of less than all of those tranches, then the consent only of the registered owners of a majority in aggregate principal amount of the outstanding Senior Debt Securities of all directly affected tranches, considered as one class, will be required. However, none of those amendments or modifications may:
(1)
change the dates on which the principal of or interest on a Senior Debt Security is due without the consent of the registered owner of that Senior Debt Security,

(2)
reduce any Senior Debt Security’s principal amount or rate of interest (or the amount of any installment of that interest) or change the method of calculating that rate without the consent of the registered owner of that Senior Debt Security,

(3)
reduce any premium payable upon the redemption of a Senior Debt Security without the consent of the registered owner of that Senior Debt Security,

(4)
change the currency (or other property) in which a Senior Debt Security is payable without the consent of the registered owner of that Senior Debt Security,

(5)
impair the right to sue to enforce payments on any Senior Debt Security on or after the date that it states that the payment is due (or, in the case of redemption, on or after the redemption date) without the consent of the registered owner of that Senior Debt Security,

(6)
reduce the percentage in principal amount of the outstanding Senior Debt Securities of any series or tranche whose owners must consent to an amendment, supplement or waiver without the consent of the registered owner of each outstanding Senior Debt Security of that particular series or tranche,

(7)
reduce the requirements for quorum or voting of any series or tranche without the consent of the registered owner of each outstanding Senior Debt Security of that particular series or tranche, or

(8)
modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Senior Debt Securities of any series or tranche, without the consent of the registered owner of each outstanding Senior Debt Security affected by the modification.

A supplemental indenture that changes or eliminates any provision of the Indenture that has expressly been included only for the benefit of one or more particular series or tranches of Senior Debt Securities, or that modifies the rights of the registered owners of Senior Debt Securities of that particular series or tranche with respect to that provision, will not affect the rights under the Indenture of the registered owners of the Senior Debt Securities of any other series or tranche. (Indenture, Section 1202).
The Indenture provides that, in order to determine whether the registered owners of the required principal amount of the outstanding Senior Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, or whether a quorum is present at the meeting of the registered owners of Senior Debt Securities, Senior Debt Securities owned by FPL or any other obligor upon the Senior Debt Securities or any affiliate of FPL or of that other obligor (unless FPL, that affiliate or that obligor owns all Senior Debt Securities outstanding under the Indenture, determined without regard to this provision), will be disregarded and deemed not to be outstanding. (Indenture, Section 101).
If FPL solicits any action under the Indenture from registered owners of Senior Debt Securities, FPL may, at its option, fix in advance a record date for determining the registered owners of Senior Debt Securities entitled to take that action, but FPL will not be obligated to do so. If FPL fixes such a record date, that action may be taken before or after that record date, but only the registered owners of record at the close of business on that record date will be deemed to be registered owners of Senior Debt Securities for the purposes of determining whether registered owners of the required proportion of the outstanding Senior Debt Securities have authorized that action. For these purposes, the outstanding Senior Debt Securities will be computed as of the record date. Any action of a registered owner of any Senior Debt Security under the Indenture will bind every future registered owner of that Senior Debt Security, or any Senior Debt

Security replacing that Senior Debt Security, with respect to anything that the Indenture Trustee or FPL do, fail to do, or allow to be done in reliance on that action, whether or not that action is noted upon that Senior Debt Security. (Indenture, Section 104).
Resignation and Removal of Indenture Trustee.   The Indenture Trustee may resign at any time with respect to any series of Senior Debt Securities by giving written notice of its resignation to FPL. Also, the registered owners of a majority in principal amount of the outstanding Senior Debt Securities of one or more series of Senior Debt Securities may remove the Indenture Trustee at any time with respect to the Senior Debt Securities of that series, by delivering an instrument evidencing this action to the Indenture Trustee and FPL. The resignation or removal of the Indenture Trustee and the appointment of a successor trustee will not become effective until a successor trustee accepts its appointment.
Except with respect to a trustee under the Indenture appointed by the registered owners of Senior Debt Securities, the Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture if:
(1)
no event of default under the Indenture or event that, after notice or lapse of time, or both, would become an event of default under the Indenture exists, and

(2)
FPL has delivered to the Indenture Trustee a resolution of its Board of Directors appointing a successor trustee and that successor trustee has accepted that appointment in accordance with the terms of the Indenture. (Indenture, Section 910).

Notices.   Notices to registered owners of Senior Debt Securities will be sent by mail to the addresses of those registered owners as they appear in the security register for those Senior Debt Securities. (Indenture, Section 106).
Title.   FPL, the Indenture Trustee, and any agent of FPL or the Indenture Trustee, may treat the person in whose name a Senior Debt Security is registered as the absolute owner of that Senior Debt Security, whether or not that Senior Debt Security is overdue, for the purpose of making payments and for all other purposes, regardless of any notice to the contrary. (Indenture, Section 308).
Governing Law.   The Indenture and the Senior Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles thereunder. (Indenture, Section 112).
Information Concerning the Trustees
FPL and its affiliates, including NEE and NextEra Energy Capital Holdings, Inc., maintain various banking and trust relationships with Deutsche Bank Trust Company Americas. In addition, FPL, NEE and its subsidiaries, including NextEra Energy Capital Holdings, Inc., and various of their affiliates maintain various banking and trust relationships with The Bank of New York Mellon and its affiliates. The Bank of New York Mellon acts, or would act, as (i) Indenture Trustee, security registrar and paying agent under the Indenture described under “Description of Senior Debt Securities” above and (ii) as trustee under indentures for debt securities of NextEra Energy Capital Holdings, Inc. and NextEra Energy, Inc.
DESCRIPTION OF SUBORDINATED DEBT SECURITIES
FPL may issue its subordinated debt securities, in one or more series, under one or more indentures between FPL and The Bank of New York Mellon, as trustee. The terms of any offered subordinated debt securities and the applicable indenture will be described in a prospectus supplement.
Plan of Distribution
FPL may sell the securities offered pursuant to this prospectus (“Offered Securities”):
(1)
through underwriters or dealers,

(2)
through agents, or

(3)
directly to one or more purchasers.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.
Through Underwriters or Dealers.   If FPL uses underwriters in the sale of the Offered Securities, the underwriters will acquire the Offered Securities for their own account. The underwriters may resell the Offered Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the Offered Securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to the Offered Securities, the obligations of the underwriters to purchase those Offered Securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of those Offered Securities if they purchase any of them. If FPL uses a dealer in the sale, FPL will sell the Offered Securities to the dealer as principal. The dealer may then resell those Offered Securities at varying prices determined at the time of resale.
Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
Through Agents.   FPL may designate one or more agents to sell the Offered Securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.
Directly.   FPL may sell the Offered Securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.
General Information.   A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to FPL from the sale of the Offered Securities, any initial public offering price and other terms of the offering of those Offered Securities.
FPL may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the Offered Securities from FPL at the public offering price and on the terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.
The Offered Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which are referred to herein as the “remarketing firms,” acting as principals for their own accounts or as agent for FPL, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with FPL, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.
FPL may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by FPL or borrowed from any of them or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from FPL in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.
FPL may have agreements to indemnify underwriters, dealers and agents against, or to contribute to payments which the underwriters, dealers and agents may be required to make in respect of, certain civil liabilities, including liabilities under the Securities Act of 1933.

Experts
The consolidated financial statements incorporated in this prospectus by reference from Florida Power & Light Company’s Annual Report on Form 10-K, and the effectiveness of Florida Power & Light Company and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
Legal Opinions
Morgan, Lewis & Bockius LLP, New York, New York and Squire Patton Boggs (US) LLP, Miami, Florida, co-counsel to FPL, will pass upon the legality of the Offered Securities for FPL. Hunton Andrews Kurth LLP, New York, New York, will pass upon the legality of the Offered Securities for any underwriters, dealers or agents. Morgan, Lewis & Bockius LLP and Hunton Andrews Kurth LLP may rely as to all matters of Florida law upon the opinion of Squire Patton Boggs (US) LLP. Squire Patton Boggs (US) LLP may rely as to all matters of New York law upon the opinion of Morgan, Lewis & Bockius LLP.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or in any written communication from FPL specifying the final terms of a particular offering of securities. FPL has not authorized anyone else to provide you with additional or different information. FPL is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

Florida Power & Light Company
$      Floating Rate Notes, Series due March 1, 2071

PROSPECTUS SUPPLEMENT
February   , 2021

UBS Investment Bank
Morgan Stanley